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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2004

AMC ENTERTAINMENT INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-8747 (Commission File Number)	43-1304369 (IRS Employer Identification No.)
920 Main Street Kansas City, Missouri (Address of principal executive offices)		64105 Zip Code

Registrant's telephone number, including area code
(816) 221-4000

TABLE OF CONTENTS

Item 5. Other Events
Item 7. Financial Statements and Exhibits
Financial Statements
Report of Independent Auditors
Consolidated Statements of Operations
Consolidated Balance Sheets
Consolidated Statements of Cash Flows
Consolidated Statements of Stockholders' Equity
Notes to Consolidated Financial Statements
Exhibit 23.1

Item 5.    Other Events.

        As previously disclosed in our Form 10-Q for the period ended January 1, 2004, we have divested of certain operations that met the criteria for reporting as discontinued operations. Under generally accepted accounting principles, we are required to reclassify previously reported prior period financial statements to reflect the discontinued operations on a basis comparable to current presentation. The Securities and Exchange Commission's regulations require our financial statements that were included in our 2003 Annual Report on Form 10-K to be updated for discontinued operations in our 2004 Annual Report on Form 10-K. We are providing certain financial information that has been revised in advance of filing our 2004 Annual Report on Form 10-K. The historical financial information included herein has been revised and updated from its original presentation to incorporate the following:

  •
  the reclassification of the results of operations for certain assets which we sold on December 4, 2003, that meet the criteria for discontinued operations to be presented as such in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and the addition of Note 16 to the Notes to the Consolidated Financial Statements; and

  •
  reclassifications and footnote disclosure updates to conform to our Form 10-Q for the period ended January 1, 2004.

Item 7.    Financial Statements and Exhibits

Selected Financial Data

	Year Ended(1)
	Apr. 3, 2003(4)(5)	Mar. 28, 2002	Mar. 29, 2001	Mar. 30, 2000	Apr. 1, 1999
	(In thousands, except per share and operating data)
Statement of Operations Data:
Total revenues	$1,785,075	$1,337,887	$1,215,130	$1,168,186	$1,024,848
Film exhibition costs	660,982	485,799	432,075	417,736	355,941
Concession costs	54,912	42,201	43,595	48,095	51,183
Theatre operating expense	438,605	329,298	304,192	293,947	261,537
Rent	299,933	234,359	228,929	198,762	165,370
NCN and other	52,444	45,264	42,610	44,619	30,899
General and administrative expense:
Stock based compensation	2,011	442	—	—	—
Other	66,093	37,338	32,441	47,407	52,321
Preopening expense	3,227	4,363	3,303	6,795	2,265
Theatre and other closure expense	5,416	2,124	24,169	16,661	2,801
Restructuring charge	—	—	—	12,000	—
Depreciation and amortization	126,994	99,022	105,184	95,974	89,221
Impairment of long-lived assets	19,563	—	68,776	5,897	4,935
Disposition of assets and other gains	(1,385)	(1,821)	(664)	(944)	(2,369)

Total costs and expenses	1,728,795	1,278,389	1,284,610	1,186,949	1,014,104
Other expense (income)	—	3,754	(9,996)	—	—
Interest expense	77,800	60,760	77,000	62,703	38,628
Investment income	3,502	2,073	1,728	219	1,368

Loss from continuing operations before income taxes	(18,018)	(2,943)	(134,756)	(81,247)	(26,516)
Income tax provision	1,200	2,100	(45,700)	(31,900)	(10,500)

Loss from continuing operations	(19,218)	(5,043)	(89,056)	(49,347)	(16,016)
Loss from discontinued operations, net of income tax benefit(3)	(1,084)	(6,425)	(1,070)	—	—
Cumulative effect of accounting changes(2)	—	—	(15,760)	(5,840)	—

Net loss	$(20,302)	$(11,468)	$(105,886)	$(55,187)	$(16,016)

Preferred dividends	27,165	29,421	—	—	—

Net loss for shares of common stock	$(47,467)	$(40,889)	$(105,886)	$(55,187)	$(16,016)

Basic and diluted loss per share:
Loss from continuing operations	$(1.28)	$(1.45)	$(3.79)	$(2.10)	$(.69)
Loss from discontinued operations(3)	(.03)	(.28)	(.05)	—	—
Cumulative effect of accounting changes(2)	—	—	(.67)	(.25)	—

Net loss per share:	$(1.31)	$(1.73)	$(4.51)	$(2.35)	$(.69)

Pro forma amounts assuming SAB No. 101 accounting change had been in effect in fiscal 2000 and 1999:
Loss for shares of common stock from continuing operations				$(51,715)	$(17,726)
Basic and diluted loss per share from continuing operations				(2.20)	(.76)
Net loss for shares of common stock				$(70,297)	$(28,839)
Basic and diluted net loss per share				(3.00)	(1.23)
Average shares outstanding:
Basic	36,296	23,692	23,469	23,469	23,378
Diluted	36,296	23,692	23,469	23,469	23,378

	Year Ended(1)
	Apr. 3, 2003(4)(5)	Mar. 28, 2002	Mar. 29, 2001	Mar. 30, 2000	Apr. 1, 1999
	(In thousands, except per share and operating data)
Balance Sheet Data (at period end):
Cash and equivalents	$244,412	$219,432	$34,075	$119,305	$13,239
Total assets	1,491,698	1,279,170	1,047,264	1,188,805	975,730
Corporate borrowings	668,661	596,540	694,172	754,105	561,045
Capital and financing lease obligations	59,101	57,056	56,684	68,506	48,575
Stockholders' equity (deficit)	291,904	258,356	(59,045)	58,669	115,465
Cash Flow Data:
Net cash provided by operating activities	$128,747	$101,091	$43,458	$89,027	$67,167
Net cash used in investing activities	(137,201)	(144,510)	(91,933)	(198,392)	(239,317)
Net cash provided by (used in) financing activities	33,437	228,879	(35,284)	215,102	175,068
Other Data:
Capital expenditures	$(100,932)	$(82,762)	$(101,932)	$(221,231)	$(251,568)
Proceeds from sale/leasebacks	43,665	7,486	682	69,647	—
Other Data (at period end):
Screen additions	95	146	115	450	351
Screen acquisitions	641	68	—	—	29
Screen dispositions	111	86	250	279	87
Average screens—continuing operations	3,498	2,786	2,816	2,754	2,560
Attendance (in thousands)—continuing operations	197,363	158,241	151,095	152,943	150,378
Number of screens operated	3,524	2,899	2,771	2,906	2,735
Number of theatres operated	239	181	180	211	233
Screens per theatre	14.7	16.0	15.4	13.8	11.7

(1)
There were no cash dividends declared on common stock during the last five fiscal years.

(2)
Fiscal 2001 includes a $15,760 cumulative effect of an accounting change related to revenue recognition for gift certificates and discounted theatre tickets (net of income tax benefit of $10,950), which reduced earnings per share by $0.67 per share of common stock. Fiscal 2000 includes a $5,840 cumulative effect of an accounting change for preopening expenses (net of income tax benefit of $4,095), which reduced earnings per share by $0.25 per share of common stock.

(3)
Fiscal 2003, 2002 and 2001 include losses from discontinued operations related to a theatre in Sweden that was sold during fiscal 2004. Fiscal 2003 includes a $1,084 loss from discontinued operations (net of income tax benefit of $700) which increased loss per share by $0.03 per share of common stock, fiscal 2002 includes a $6,425 loss from discontinued operations including a charge for impairment of long-lived assets of $4,668 (net of income tax benefit of $1,500) which increased loss per share by $0.28 per share of common stock and fiscal 2001 includes a $1,070 loss from discontinued operations (net of income tax benefit of $0) which increased loss per share by $0.05 per share of common stock.

(4)
Fiscal 2003 includes 53 weeks. All other years have 52 weeks.

(5)
We acquired Gulf States Theatres on March 15, 2002 and GC Companies, Inc. on March 29, 2002, which significantly increased our size. In the Gulf States Theatres acquisition, we acquired 5 theatres with 68 screens in the New Orleans area. In the GC Companies acquisition, we acquired 66 theatres with 621 screens throughout the United States. Accordingly, results of operations for the fifty-three weeks ended April 3, 2003 are not comparable to our results for the prior fiscal years.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

General

        We are one of the world's leading theatrical exhibition companies based on revenues. As of April 3, 2003, we operated 239 theatres with a total of 3,524 screens, with 93%, or 3,524, of our screens in North America, and 7%, or 244, of our screens in China (Hong Kong), Japan, France, Portugal, Spain, Sweden and the United Kingdom.

        We are organized as a holding company. Our principal directly owned subsidiaries are American Multi-Cinema, Inc., AMC Entertainment International, Inc. ("AMCEI") and National Cinema Network, Inc. ("NCN"). We conduct our North American theatrical exhibition business through AMC and its subsidiaries and AMCEI. We are operating theatres outside the United States through AMCEI and its subsidiaries. We engage in advertising services through NCN.

        For financial reporting purposes we have three segments, North American theatrical exhibition, International theatrical exhibition and NCN and other.

        Our North American and International theatrical exhibition revenues are generated primarily from box office admissions and theatre concession sales. The balance of our revenues are generated from ancillary sources, including on-screen advertising, rental of theatre auditoriums, fees and other revenues generated from the sale of gift certificates and theatre tickets and arcade games located in theatre lobbies.

        Box office admissions are our largest source of revenue. We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. Film exhibition costs are accrued based on the applicable admissions revenues and estimates of the final settlement pursuant to our film licenses. Licenses that we enter into typically state that rental fees are based on either firm terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under a firm terms formula, we pay the distributor a specified percentage of box office receipts, with the percentages declining over the term of the run. The settlement process allows for negotiation based upon how a film actually performs.

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

        Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business can be seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

        During fiscal 2003, films licensed from ten distributors accounted for approximately 94% of our North American admissions revenues. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year.

        During the period from 1990 to 2002, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 490 in 1998, according to the Motion Picture Association of America. During 2002, 449 first-run motion pictures were released by distributors in the United States.

        We continually upgrade the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. We believe our introduction of the megaplex concept in 1995 has led to the current industry replacement cycle, which has accelerated the obsolescence of older, smaller theatres by setting new standards for moviegoers. From 1995 through April 3, 2003, we added 104 theatres with 2,229 new screens, acquired 77 theatres with 738 screens and disposed of 174 theatres with 1,073 screens. As of April 3, 2003, approximately 70%, or 2,453, of our screens were located in megaplex theatres.

        We acquired Gulf States Theatres on March 15, 2002 and GC Companies, Inc. on March 29, 2002 (collectively, the "Acquisitions"), which significantly increased our size. In the Gulf States Theatres acquisition, we acquired 5 theatres with 68 screens in the New Orleans area. In the GC Companies acquisition, we acquired 66 theatres with 621 screens throughout the United States. Accordingly, results of operations for the fifty-three weeks ended April 3, 2003, which include a full fifty-three weeks of operations of the businesses we acquired, are not comparable to our results for the fifty-two weeks ended March 28, 2002. For information about our Acquisitions, see Note 2 to the Consolidated Financial Statements included elsewhere herein.

        We intend for this discussion to provide you with information that will assist you in understanding our financial statements, the changes in certain key items in those financial statements from year to year and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements. This discussion should be read in conjunction with our Consolidated Financial Statements as of April 3, 2003 and the year then ended and the Notes to Consolidated Financial Statements included elsewhere herein.

        Fiscal year 2003 includes 53 weeks. Fiscal years 2002 and 2001 include 52 weeks.

CRITICAL ACCOUNTING POLICIES

        The accounting policies identified below are critical to our business operations and the understanding of our results of operations. The impact of, and any associated risks related to, these policies on our business operations are discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Notes to the Consolidated Financial Statements included elsewhere herein. The methods, estimates and judgments we use in applying our accounting policies have a significant impact on the results we report in our financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our most critical accounting estimates include the assessment of recoverability of long-lived assets, including intangibles, which impacts impairment of long-lived assets when we impair assets or accelerate their depreciation; recoverability of goodwill, which creates the potential for write-offs of goodwill; recognition and measurement of current and deferred income tax assets and liabilities, which impact our tax provision; recognition and measurement of our remaining lease obligations to landlords on our closed theatres and other vacant space, which impacts theatre and other closure expense; estimation of self-insurance reserves which impacts theatre operating and general and administrative expenses; and recognition and measurement of net periodic benefit costs for our pension and other defined benefit programs, which impacts general and administrative expense. Below, we discuss these policies further, as well as the estimates and judgments involved.

        Impairments.    We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We review internal management reports on a quarterly basis as well as monitor current and potential future competition in film markets for indicators of triggering events or circumstances that indicate impairment of individual theatre assets. We evaluate theatres using historical and projected data of theatre level cash flow as our primary indicator of potential impairment and consider the seasonality of our business when evaluating theatres for impairment. Because Christmas and New Years holiday results comprise a significant portion of our operating cash flow, the actual results from this period, which are available during the fourth quarter of each fiscal year, are an integral part of our impairment analysis. As a result of these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which we believe is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date plus the expected fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period and is often less than the remaining lease period when we do not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows plus the fair value of furniture, fixtures and equipment. The fair value of furniture, fixtures and equipment has been determined using similar asset sales and in some instances independent third party valuation studies. The discount rate used in determining the present value of the estimated future cash flows is based on management's expected return on assets and ranged from 14% to 20% during fiscal 2003, 2002 and 2001. There is considerable management judgment necessary to determine the future cash flows, fair value and the expected operating period of a theatre, and accordingly, actual results could vary significantly from such estimates. We have recorded impairments of long-lived assets of $19.6 million, $4.7 million (a component of loss from discontinued operations) and $68.8 million during fiscal 2003, 2002 and 2001, respectively and in each of the previous five fiscal years.

        Goodwill.    Our recorded goodwill was $61 million as of April 3, 2003. We evaluate goodwill for impairment annually during the fourth fiscal quarter and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. We consider our North American theatrical exhibition operating segment to be the reporting unit for purposes of evaluating our recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value we are required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. We determine fair value by considering the market price of our common stock as well as multiples applied to cash flow estimates less net indebtedness which we believe is an appropriate method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples to be used in determining fair value and the market value of our common stock could be volatile.

        Income taxes.    In determining income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense as well as operating loss carryforwards. We must assess the likelihood that we will be able to recover our deferred tax assets. If recovery is not likely, we must increase our income tax provision by recording a reserve, in the form of a valuation allowance, for the deferred tax assets that we estimate will not ultimately be recoverable. As of April 3, 2003, we had recorded approximately $187 million of deferred tax assets (net of valuation allowances of $9 million) related to the estimated future tax benefits of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as operating loss carryforwards. The recoverability of this asset is dependent upon our ability to generate future taxable income. Projections of future taxable income require considerable management judgment about future attendance levels, revenues and expenses. See "Liquidity and Capital Resources- Deferred Tax Assets" for additional information about our income taxes.

        Theatre and Other Closure Expense.    Theatre and other closure expense is primarily related to payments made or expected to be made to landlords to terminate leases on certain of our closed theatres, other vacant space and theatres where development has been discontinued. Theatre and other closure expense is recognized at the time the theatre closes, space becomes vacant or development is discontinued. Expected payments to landlords are based on actual or discounted contractual amounts. We estimate theatre closure expense based on contractual lease terms and our estimates of taxes and utilities. The discount rate we use to estimate theatre and other closure expense is based on estimates of our borrowing costs at the time of closing. Our discount rates range from 11.0% to 21.0%. We have recorded theatre and other closure expense of $5.4 million, $2.1 million and $24.2 million in fiscal 2003, 2002 and 2001, respectively. Accretion expense for exit activities initiated after December 31, 2002 is included as a component of theatre and other closure expense.

        Casualty Insurance.    We are self-insured for general liability up to $400,000 per occurrence and carry a $250,000 deductible limit per occurrence for workers compensation claims. We utilize actuarial projections of our ultimate losses that we will be responsible for paying and as a result there is considerable judgment necessary to determine our casualty insurance reserves. The actuarial method that we use includes an allowance for adverse developments on known claims and an allowance for claims which have been incurred but which have not been reported. As of April 3, 2003 and March 28, 2002, we had recorded casualty insurance reserves of $19.8 million and $23.3 million, respectively. We have recorded expense related to general liability and workers compensation claims of $6.8 million, $10.3 million and $6.7 million in fiscal 2003, 2002 and 2001, respectively.

        Pension and Postretirement Assumptions.    Pension and postretirement benefit obligations and the related effects on operations are calculated using actuarial models. Two critical assumptions, discount rate and expected return on assets, are important elements of plan expense and/or liability measurement. We evaluate these critical assumptions at least annually. Other assumptions involve demographic factors such as retirement, expected increases in compensation, mortality and turnover. These assumptions are evaluated periodically and are updated to reflect our experience. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

        The discount rate enables us to state expected future cash flows at a present value on the measurement date. We have little latitude in selecting this rate, as it is required to represent the market rate for high-quality fixed income investments. A lower discount rate increases the present value of benefit obligations and increases pension and postretirement expense. For our principal pension plans, a 50 basis point decrease in the discount rate would increase pension expense by approximately $1 million. For our postretirement plan, a 50 basis point decrease in the discount rate would increase postretirement expense by approximately $230,000. We reduced our discount rate from 7 1/4% to 6 3/4% for fiscal 2004 to reflect market interest rate conditions. We have recorded expenses for our pension and postretirement plans of $3.5 million, $3.0 million and $2.2 million in fiscal 2003, 2002 and 2001, respectively. We expect that our total pension and postretirement expense will increase by approximately $2.6 million from fiscal 2003 to fiscal 2004. Our unrecognized net actuarial loss for pension and postretirement plans was $17.8 million as of April 3, 2003.

        To determine the expected long-term rate of return on pension plan assets, we consider the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets obtained from our investment portfolio manager. A 50 basis point decrease in the expected return on assets of our principal plans would increase pension expense on our principal plans by approximately $175,000 per year. Note 10 to the Consolidated Financial Statements included elsewhere herein, which includes disclosure of our pension plan and postretirement plan assumptions and information about our pension plan assets.

Operating Results

Operating Results for Years ended April 3, 2003 (53 weeks), March 28, 2002 (52 weeks) and March 29, 2001 (52 weeks)

	53 Weeks Ended April 3, 2003	52 Weeks Ended March 28, 2002	52 Weeks Ended March 29, 2001
	(Dollars in thousands)
Revenues
North American theatrical exhibition
Admissions	$1,133,477	$823,248	$747,958
Concessions	448,896	341,227	320,866
Other theatre	45,767	37,966	24,736

	1,628,140	1,202,441	1,093,560

International theatrical exhibition
Admissions	78,727	74,792	62,561
Concessions	19,682	16,880	13,206
Other theatre	2,833	2,006	2,346

	101,242	93,678	78,113
NCN and other	55,693	41,768	43,457

Total revenues	$1,785,075	$1,337,887	$1,215,130

Costs and Expenses
North American theatrical exhibition
Film exhibition costs	$619,949	$445,956	$399,467
Concession costs	49,496	37,176	39,490
Theatre operating expense	411,840	307,964	281,213
Rent	268,251	208,541	204,310
Preopening expense	2,430	2,961	2,648
Theatre and other closure expense	1,968	2,124	24,169

	1,353,934	1,004,722	951,297

International theatrical exhibition
Film exhibition costs	41,033	39,843	32,608
Concession costs	5,416	5,025	4,105
Theatre operating expense	26,765	21,334	22,979
Rent	31,682	25,818	24,619
Preopening expense	797	1,402	655
Theatre and other closure expense	3,405	—	—

	109,098	93,422	84,966
NCN and other	52,444	45,264	42,610
Theatre and other closure expense (NCN and other)	43	—	—
General and administrative expense:
Stock-based compensation	2,011	442	—
Other	66,093	37,338	32,441
Depreciation and amortization	126,994	99,022	105,184
Impairment of long-lived assets	19,563	—	68,776
Gain on disposition of assets	(1,385)	(1,821)	(664)

Total costs and expenses	$1,728,795	$1,278,389	$1,284,610

Years Ended April 3, 2003 and March 28, 2002

        Revenues.    Total revenues increased 33.4%, or $447,188,000, during the year ended April 3, 2003 compared to the year ended March 28, 2002. Of this increase approximately $338,000,000 resulted from the Acquisitions and the opening of five new theatres and 95 screens since March 28, 2002.

        North American theatrical exhibition revenues increased 35.4% from the prior year. Admissions revenues increased 37.7% due to a 26.4% increase in attendance and a 9.0% increase in average ticket price. Attendance increased due to the addition of 75 new theatres with 764 screens since March 28, 2002, including the Acquisitions. Attendance at comparable theatres (theatres opened before fiscal 2002) was essentially unchanged from the prior year. The increase in average ticket prices was due to our practice of periodically reviewing ticket prices and the discounts we offer and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Concessions revenues increased 31.6% due to the increase in attendance and a 4.1% increase in average concessions per patron.

        International theatrical exhibition revenues increased 8.1% from the prior year. Admissions revenues increased 5.3% due to a 4.5% increase in attendance and a 0.7% increase in average ticket price. The increase in attendance was due to the addition of a new theatre in Spain with 20 screens since March 28, 2002. Attendance at comparable theatres decreased 7.8%, primarily at our theatres in China (Hong Kong) and Japan due to a decline in the popularity of local language film product. Concession revenues increased 16.6% due to the increase in total attendance and a 11.6% increase in concessions per patron. International revenues were positively impacted by a weaker U.S. dollar, although this did not contribute materially to consolidated net loss.

        Revenues from NCN and other increased 33.3% from the prior year due to an increase in advertising revenues at NCN. We believe the increase is related to conditions in the general economy that have lead to an increase in spending by advertisers.

        Costs and expenses.    Total costs and expenses increased 35.2%, or $450,406,000, during the year ended April 3, 2003 compared to the year ended March 28, 2002. Of this increase, approximately $306,000,000 resulted from the Acquisitions and the opening of five new theatres and 95 screens since March 28, 2002.

        North American theatrical exhibition costs and expenses increased 34.8% from the prior year. Film exhibition costs increased 39.0% due to the increase in admissions revenues and an increase in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 54.7% in the current year as compared with 54.2% in the prior year. The increase in film exhibition costs as a percentage of admissions revenues was impacted primarily by Star Wars Episode II: Attack of the Clones and Spider-man, films whose audience appeal led to higher than normal film rental terms. Concession costs increased 33.1% due to the increase in concession revenues. As a percentage of concessions revenues, concession costs were 11.0% in the current year compared with 10.9% in the prior year. As a percentage of revenues, theatre operating expense was 25.3% in the current year as compared to 25.6% in the prior year. Rent expense increased 28.6% due to the Acquisitions and the opening of theatres and screens since March 28, 2002. During fiscal 2003, we recognized $1,968,000 of theatre and other closure expense related primarily to the closure of seven theatres with 50 screens. During fiscal 2002, we incurred $2,124,000 of theatre and other closure expense related primarily to the closure of ten theatres with 74 screens offset by a favorable lease renegotiation for vacant restaurant space related to a terminated joint venture and the favorable settlement of lease obligations on two closed theatres. We have currently identified 31 underperforming multiplex theatres with 243 screens that we may close over the next two to five years due to expiration of leases or early lease terminations. Theatres closed prior to their lease expiration may require payments to the landlords to terminate the leases, which we estimate could approximate $6 million, in total.

        International theatrical exhibition costs and expenses increased 16.8% from the prior year. Film exhibition costs increased 3.0% due to higher admission revenues. Concession costs increased 7.8% due to the increase in concessions revenues. Theatre operating expense increased 25.5% and rent expense increased 22.7% due primarily to the addition of one new theatre in the United Kingdom, which was opened during the fourth quarter of fiscal 2002, and one new theatre in Spain, which was opened during the third quarter of fiscal 2003. During fiscal 2003, we ceased operating six of the existing 20 screens at our theatre in France and negotiated a lease modification with the landlord at this theatre, which is expected to reduce our rent and operating costs. The terms of the modification included a payment to the landlord of approximately $8,000,000 and a reduction in future minimum rentals of approximately $1,200,000 annually over the remaining term of the lease (17 years). We recorded a charge for theatre closure of $3,405,000 during fiscal 2003 related to the lease renegotiation and screen closures. To date we have incurred costs related to the closure of six screens at one of our international theatres in France. We continually monitor the performance of our international theatres and factors such as an inability to obtain film product, changing consumer preferences for filmed entertainment in international markets and an inability to sublease vacant retail space could negatively impact operating results and result in future closures, dispositions and charges prior to expiration of underlying lease agreements. International theatrical exhibition costs and expenses were negatively impacted by a weaker U.S. dollar, although this did not contribute materially to consolidated net loss.

        Costs and expenses from NCN and other increased 16.0% due to an increase in advertising revenues at NCN.

  General and Administrative Expense:

        Stock-based Compensation.    Stock-based compensation increased $1,569,000. The increase is due to grants of a similar number of shares of Common Stock during fiscal 2003 at a higher price per share at the grant date compared to the prior year.

        Other.    General and administrative expenses increased $28,755,000 due primarily to $19,250,000 of special compensation expense related to forgiveness of loans to executive officers and costs associated with the integration of the Acquisitions.

        Depreciation and Amortization.    Depreciation and amortization increased 28.2%, or $27,972,000. The increase was primarily caused by an increase in depreciation of $18,874,000 related to the Acquisitions and new theatres that we have opened and increased amortization of intangible assets of $4,719,000 related primarily to the Acquisitions.

        Impairment of Long-Lived Assets.    During fiscal 2003, we recognized a non-cash impairment loss of $19,563,000 on five theatres with 77 screens including vacant retail space adjacent to one of the theatres. We recognized an impairment loss of $5,522,000 on one theatre in China (Hong Kong) with 11 screens, $4,998,000 on one theatre in Japan with 16 screens, $4,960,000 on one theatre in the United Kingdom with 16 screens including vacant retail space adjacent to the theatre, $3,195,000 on one Canadian theatre with 22 screens and $888,000 on one U.S. theatre with 12 screens. Our impairment loss included $19,402,000 of property and $161,000 of intangible assets. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets. We are evaluating the future plans for certain of our theatres, which may include selling theatres or closing theatres and terminating the leases. We have identified 31 underperforming multiplex theatres with 243 screens that we may close over the next two to five years due to expiration of leases or early lease terminations. Prior to and including fiscal 2003, $13,314,000 of impairment charges have been taken on these theatre assets and the economic life of these theatre assets have been revised to reflect management's best estimate of the economic life of the theatre assets for purposes of recording depreciation.

        Gain on Disposition of Assets.    Gain on disposition of assets decreased from a gain of $1,821,000 during the prior year to a gain of $1,385,000 during the current year. The current and prior year results include gains of $1,420,000 and $1,682,000, respectively, on the favorable settlements of capital lease obligations and gains related to the sales of real estate held for investment.

        Interest Expense.    Interest expense increased 28.0% during the year ended April 3, 2003 compared to the prior year due to an increase in average outstanding borrowings and interest rates. We issued $175,000,000 of 9 7/8% of Senior Subordinated Notes due 2012 on January 16, 2002 and $72,880,000 of 9 1/2% Senior Subordinated Notes due 2011 on March 29, 2002.

        Income Tax Provision.    The provision for income taxes was $1,200,000 in fiscal 2003 and $2,100,000 in fiscal 2002. The effective tax rate was (6.7)% for fiscal 2003 compared to (71.4)% for fiscal 2002. The increase in effective rate from the statutory rate of 35% during fiscal 2003 was primarily due to $19,250,000 of non-deductible special compensation expense and $3,977,000 of foreign net operating loss carryforwards for which we have provided a valuation allowance, partially offset by $6,660,000 of deductible costs related to the Acquisitions. The increase in effective rate from the statutory rate of 35% during fiscal 2002 was primarily due to foreign net operating loss carryforwards for which we provided a valuation allowance and non-deductible preferred stock issuance costs.

        Loss From Discontinued Operations, Net.    On December 4, 2003 we sold one theatre in Sweden with 18 screens. The results of operations of the Sweden theatre have been classified as discontinued operations and information presented for all periods reflects the new classification. See Note 16 to the Consolidated Financial Statements included elsewhere herein for the components of the loss from discontinued operations.

        Net Loss for Shares of Common Stock.    Net loss for shares of common stock increased during the year ended April 3, 2003 to a loss of $47,467,000 from a loss of $40,889,000 in the prior year. Basic and diluted loss per share of common stock from continuing operations was $1.28 compared to a loss of $1.45 in the prior year. Basic and diluted loss per share of common stock was $1.31 compared to a loss of $1.73 per share of common stock in the prior year. Preferred Stock dividends of 18,422 shares of Preferred Stock valued at $27,165,000 were recorded in fiscal 2003 compared to Preferred Stock dividends of 16,406 shares of Preferred Stock valued at $29,421,000 in fiscal 2002.

Years Ended March 28, 2002 and March 29, 2001

        Revenues.    Total revenues increased 10.1% during the year ended March 28, 2002 compared to the year ended March 29, 2001.

        North American theatrical exhibition revenues increased 10.0% from the prior year. Admissions revenues increased 10.1% due to a 6.2% increase in average ticket price and a 3.7% increase in attendance. The increase in average ticket prices was due to our practice of periodically reviewing ticket prices and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Attendance increased due to the addition of 11 new theatres with 180 screens since March 29, 2001. Attendance at comparable theatres (theatres opened before fiscal 2001) increased 1.6% from the prior year. Concessions revenues increased 6.3% due to a 2.6% increase in average concessions per patron and the increase in attendance.

        International theatrical exhibition revenues increased 19.9% from the prior year. Admissions revenues increased 19.6% due to a 19.8% increase in attendance. The increase in attendance was due to an increase in the performance of film product at our theatres and the addition of 2 new theatres with 34 screens since March 29, 2001. Attendance at comparable theatres increased 12.4%, primarily at our theatres in Japan. Concession revenues increased 27.8% due to the increase in total attendance and a 6.7% increase in concessions per patron. International revenues were negatively impacted by a stronger U.S. dollar, although this did not contribute materially to consolidated net loss.

        Revenues from NCN and other decreased 3.9% from the prior year due to a decrease in advertising revenues at NCN. We believe the decrease is related to conditions in the general economy that have lead to a reduction in spending by advertisers.

        Costs and expenses.    Total costs and expenses decreased 0.5% during the year ended March 28, 2002 compared to the year ended March 29, 2001.

        North American theatrical exhibition costs and expenses increased 5.6% from the prior year. Film exhibition costs increased 11.6% due to the increase in admissions revenues and an increase in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 54.2% as compared with 53.4% in the prior year. This increase occurred because more popular films were licensed from distributors that generally have higher film rental terms and because of the concentration of attendance in the early weeks of several films released during the thirteen weeks ended September 27, 2001, which typically results in higher film exhibition costs. Concession costs decreased 5.9% due to additional marketing incentives from vendors under renegotiated contract terms and our initiative to consolidate purchasing to obtain more favorable pricing, offset by the increase in concessions revenues. As a percentage of concessions revenues, concession costs were 10.9% compared with 12.3% in the prior year. As a percentage of revenues, theatre operating expense was 25.6% as compared to 25.7% in the prior year. Rent expense increased 2.1% due to the growing number of megaplexes (theatres with predominately stadium seating) in our theatre circuit, which generally have higher rent per screen than multiplexes (theatres generally without stadium seating). During fiscal 2002, we incurred $2,124,000 of theatre and other closure expense related primarily to the closure of ten theatres with 74 screens offset by a favorable lease renegotiation for vacant restaurant space related to a terminated joint venture and the favorable settlement of lease obligations on two closed theatres. During fiscal 2001, we incurred $24,169,000 of theatre and other closure expense related primarily to the closure of 31 multiplexes with 211 screens and vacant restaurant space related to a terminated joint venture.

        International theatrical exhibition costs and expenses increased 10.0% from the prior year. Film exhibition costs increased 22.2% due to higher admission revenues. Rent expense increased 4.9% from the prior year due to the addition of 2 new theatres with 34 screens since March 29, 2001. Theatre operating expense decreased 7.2% from the prior year. International theatrical exhibition costs and expenses were positively impacted by a stronger U.S. dollar, although this did not contribute materially to consolidated net loss.

        Costs and expenses from NCN and other increased 6.2% due to an increase in direct selling expense at NCN.

  General and Administrative Expense:

        Stock-based Compensation.    Stock-based compensation increased $442,000 due to grants of restricted stock awards during the current year. There were no similar grants in the previous year.

        Other.    General and administrative expenses increased 15.1% during the year ended March 28, 2002 due to an increase in incentive compensation expense and overall cost increases.

        Depreciation and Amortization.    Depreciation and amortization decreased 5.9%, or $6,162,000, during fiscal 2002 compared to fiscal 2001. This decrease was caused by a decrease in depreciation of $7,023,000 related to impairment losses recorded in previous periods which reduced the carrying value of the theatre assets.

        Impairment of Long-Lived Assets.    During fiscal 2001, we recognized a non-cash impairment loss of $68,776,000 on 76 theatres with 719 screens. We recognized an impairment loss of $35,263,000 on five Canadian theatres with 122 screens, $19,762,000 on 17 U.S. theatres with 202 screens, including two theatres with 44 screens opened since 1995, $4,891,000 on one French theatre with 20 screens, $3,592,000 on 34 U.S. theatres with 222 screens that were closed during fiscal 2001, $3,476,000 on 19 U.S. theatres with 153 screens that are expected to be closed in the near future, $1,042,000 on the discontinued development of a theatre in Taiwan and $750,000 related to real estate held for sale. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatres assets. Our impairment loss during fiscal 2001 included $63,547,000 of property, $4,397,000 of intangible assets and $832,000 of other long-term assets.

        Gain on Disposition of Assets.    Gain on disposition of assets increased from a gain of $664,000 in the prior year to a gain of $1,821,000 during the current year. The current and prior year results also include gains of $1,682,000 and $72,000, respectively, on the favorable settlements of capital lease obligations and gains related to the sales of real estate held for investment. The prior year results include a $1,109,000 loss on the sale of furniture, fixtures and equipment.

        Other Expense (Income).    During fiscal 2002, we recognized $3,754,000 of transaction expenses incurred in connection with the issuance of Preferred Stock. During fiscal 2001, we recognized non-cash income of $9,996,000 related to the extinguishment of gift certificate liabilities for multiple years of sales. The extinguishment of gift certificate liabilities related to calendar year 1994 sales resulted in other income of $2,617,000 and the extinguishment of gift certificate liabilities for sales in calendar year 1993 and prior years resulted in one-time other income of $7,379,000.

        Interest Expense.    Interest expense decreased 21.1% during fiscal 2002 compared to the prior year due to a decrease in average outstanding borrowings and interest rates.

        Income Tax Provision.    The provision for income taxes was $2,100,000 in fiscal 2002 and a benefit of $45,700,000 in fiscal 2001. The effective tax rate was (71.4)% for fiscal 2002 compared to 33.9% for fiscal 2001. The income tax rate for fiscal 2002 was impacted by a $2,200,000 increase in valuation allowance for foreign net operating loss carryforwards and $3,754,000 of non-deductible Preferred Stock transaction expenses.

        Loss From Discontinued Operations, Net.    On December 4, 2003 we sold one theatre in Sweden with 18 screens. The results of operations of the Sweden theatre have been classified as discontinued operations and information presented for all periods reflects the new classification. See Note 16 to the Consolidated Financial Statements included elsewhere herein for the components of the loss from discontinued operations.

        Net Loss for Shares of Common Stock.    Net loss for shares of common stock decreased during the year ended March 28, 2002 to a loss of $40,889,000 from a loss of $105,886,000 in the prior year. Basic and diluted loss from continuing operations per share of common stock was $1.45 compared to a loss of $3.79 per share of common stock in the prior period. Basic and diluted loss per share of common stock was $1.73 compared to a loss of $4.51 per share of common stock in the prior year. Prior year results include the cumulative effect of an accounting change of $15,760,000 (net of income tax benefit of $10,950,000) which increased loss per share of common stock by $.67. Preferred Stock dividends of 16,406 shares of Preferred Stock valued at $29,421,000 were recorded during fiscal 2002.

LIQUIDITY AND CAPITAL RESOURCES

        Our revenues are primarily collected in cash, principally through box office admissions and theatre concessions sales. We have an operating "float" which partially finances our operations and which generally permits us to maintain a smaller amount of working capital capacity. This float exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 20 to 45 days following receipt of box office admissions revenues. Film distributors generally release the films which they anticipate will be the most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during such periods.

        Cash flows from operating activities, as reflected in the Consolidated Statements of Cash Flows, were $128,747,000, $101,091,000 and $43,458,000 in fiscal years 2003, 2002 and 2001, respectively. The increase in operating cash flows from fiscal year 2002 to fiscal year 2003 is primarily due to increased attendance and higher ticket prices. We had a net working capital surplus as of April 3, 2003 and March 28, 2002 of $24,462,000 and $42,227,000, respectively. We have the ability to borrow against our credit facility to meet obligations as they come due and had approximately $363,000,000 and $413,000,000 available on our credit facility to meet these obligations as of April 3, 2003 and March 28, 2002, respectively.

        We continue to expand our North American and international theatre circuits. During fiscal 2003, we opened 5 theatres with 93 screens, opened 2 screens at an existing theatre, acquired 69 theatres with 641 screens (including three managed theatres with 20 screens) and closed 16 theatres with 111 screens resulting in a circuit total of 239 theatres with 3,524 screens as of April 3, 2003.

        We fund the costs of constructing new theatres through existing cash balances, cash generated from operations or borrowed funds, as necessary. We generally lease our theatres pursuant to long-term non-cancelable operating leases which may require the developer, who owns the property, to reimburse us for a portion of the construction costs. We may decide to own the real estate assets of new theatres and, following construction, sell and leaseback the real estate assets pursuant to long-term non-cancelable operating leases. During fiscal 2003, we leased 5 new theatres with 93 screens from developers.

        Historically, we have either paid for or leased the equipment used in a theatre. We may purchase leased equipment from lessors if prevailing market conditions are favorable. During fiscal 2003, we purchased certain leased furniture, fixtures and equipment for a total of $7,052,000.

        We lease certain of our theatre properties from Entertainment Properties Trust. Mr. Peter C. Brown, Chairman of the Board, Chief Executive Officer and President of AMCE, served as Chairman of the Board of Trustees of Entertainment Properties Trust until May 2003, at which time his term expired and he did not stand for reelection to the Board of Trustees of Entertainment Properties Trust. Because of the various agreements between Entertainment Properties Trust and us, situations may have arisen where we had differing interests from Entertainment Properties Trust. For information about related party transactions see Note 15 to the Consolidated Financial Statements included elsewhere herein.

        As of April 3, 2003, we had construction in progress of $69,968,000 and reimbursable construction advances (amounts due from developers on leased theatres) of $2,628,000. We had 5 theatres in the U.S. with a total of 84 screens and one theatre in the United Kingdom with 12 screens under construction as of April 3, 2003. During fiscal 2003, 2002 and 2001, we incurred cash outflows for investing activities of $137,201,000, $144,510,000 and $91,933,000, respectively. Cash outflows for investing activities include capital expenditures of $100,932,000, $82,762,000 and $101,932,000 during fiscal 2003, 2002 and 2001, respectively and proceeds from sale/leasebacks of $43,665,000, $7,486,000 and $682,000 during fiscal 2003, 2002 and 2001, respectively. We expect that our gross capital expenditures in fiscal 2004 will be approximately $105,000,000 and our proceeds from sale/leasebacks will be approximately $64,000,000 from two anticipated sale and leaseback transactions. During fiscal 2003, we sold and leased back the real estate assets associated with 2 theatres for an aggregate purchase price of $43,665,000 and then leased the real estate assets associated with these theatres pursuant to non-cancelable operating leases with terms of 20 years at an initial lease rate of 11% with options to extend for up to an additional 15 years.

        Our credit facility permits borrowings at interest rates based on either the bank's base rate or LIBOR, plus applicable margins ranging from 0.0% to 1.5% on base rate loans and from 0.75% to 2.50% on LIBOR loans, and requires an annual commitment fee based on margin ratios that could result in a rate of 0.375% or 0.500% on the unused portion of the commitment. The credit facility matures on April 10, 2004. The lender's commitments under the credit facility will be reduced by $25 million on each of June 30, 2003 and September 30, 2003 and by $50 million on December 31, 2003. The total commitment under the credit facility is $375 million, but the credit facility contains covenants that limit our ability to incur debt (whether under the credit facility or from other sources). As of April 3, 2003 and March 28, 2002, we had no outstanding borrowings under the credit facility and borrowing capacity under the credit facility of approximately $363 million and $413 million, respectively.

        The credit facility includes several financial covenants. We are required to maintain (i) a maximum net indebtedness to annualized EBITDA ratio, as defined in the credit facility (generally, the ratio of the principal amount of outstanding indebtedness (less cash and equivalents) as of the last day of the most recent quarter to earnings for the most recent four quarters before interest, taxes, depreciation, amortization and other noncash charges, theatre closing or disposition costs, theatre opening costs, and gains or losses from asset sales, and including an annualized EBITDA calculation for any permanently closed, disposed of or acquired theatre on a pro forma basis as if such closure, disposition or acquisition occurred on the first day of the calculation period), of 5.0 to 1 as of April 3, 2003, (ii) a minimum cash flow coverage ratio, as defined in the credit facility (generally, the ratio of annualized EBITDA for the most recent four quarters to the sum of (A) consolidated interest expense for such period, (B) amounts paid as cash dividends, for the optional repurchase or redemption of subordinated debt or capital stock, or with respect to the principal amount of capitalized lease obligations during such period, plus (C) the current portion of debt with an original maturity exceeding one year as of the last day of the most recent quarter), of 1.40 to 1, and (iii) a maximum net senior indebtedness to annualized EBITDA ratio, as defined in the credit facility, of 3.50 to 1 as of April 3, 2003. The credit facility also generally imposes limitations on investments, the incurrence of additional indebtedness, creation of liens, changes of control, transactions with affiliates, dividends, mergers, investments, guarantees, asset sales, business activities and pledges.

        Covenants under the credit facility limit our ability to incur additional debt. The credit facility allows us to incur any amount of debt which qualifies as subordinated debt thereunder. If not qualified as subordinated debt under the credit facility, generally we are limited to no more than $75 million of new debt, subject to meeting our financial covenants.

        Each of our significant subsidiaries (as defined in the credit facility), has guaranteed the credit facility. If at any time the ratio of our net senior indebtedness to annualized EBITDA exceeds 3.50 to 1, we and each of our subsidiaries that is a guarantor is obligated to pledge to the lenders under the credit facility all the capital stock of any subsidiary owned by such person and all of our and our subsidiaries' indebtedness owed to such person.

        On March 19, 1997, we sold $200 million aggregate principal amount of 9 1/2% senior subordinated notes due 2009. We used the net proceeds from the issuance of the notes due 2009 (approximately $194 million) to reduce borrowings under our credit facility. Interest on the notes due 2009 is payable on March 15 and September 15 of each year. The notes due 2009 are redeemable at our option, in whole or in part, at any time on or after March 15, 2002 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 15, 2006, plus in each case interest accrued to the redemption date. The notes due 2009 are unsecured and are subordinated to all our existing and future senior indebtedness (as defined in the note indenture for the notes due 2009).

        On January 27, 1999, we sold $225 million aggregate principal amount of 9 1/2% senior subordinated notes due 2011. Net proceeds from the issuance of the notes due 2011 (approximately $219 million) were used to reduce borrowings under our credit facility. On March 29, 2002, we issued an additional

$72.9 million aggregate principal amount of 9 1/2% senior subordinated notes due 2011 (with a fair value of $71.8 million) as part of our acquisition of GC Companies, Inc. The notes due 2011 bear interest at the rate of 9 1/2% per annum, payable February and August of each year. The notes due 2011 are redeemable at our option, in whole or in part, at any time on or after February 1, 2004 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2007, plus in each case interest accrued to the redemption date. The notes due 2011 are unsecured and are subordinated to all our existing and future senior indebtedness (as defined in the note indenture for the notes due 2011). The notes due 2011 rank equally with our 9 1/2% senior subordinated notes due 2009.

        On January 16, 2002, we sold $175 million aggregate principal amount of 9 7/8% senior subordinated notes due 2012. Net proceeds from the issuance of the notes due 2012 (approximately $168 million) were used to reduce borrowings under our credit facility, to pursue our current business strategy, including the acquisition of GC Companies, and for general corporate purposes. The notes due 2012 bear interest at the rate of 9 7/8% per annum, payable in February and August of each year. The notes due 2012 are redeemable at our option, in whole or in part, at any time on or after February 1, 2007 at 104.938% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2010, plus in each case interest accrued to the redemption date. The notes due 2012 are unsecured and are subordinated to all our existing and future senior indebtedness (as defined in the note indenture for the notes due 2012). The notes due 2012 rank equally with our 9 1/2% senior subordinated notes due 2009 and our 9 1/2% senior subordinated notes due 2011.

        The indentures relating to the notes allow us to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under our credit facility. The indentures also allow us to incur any amount of additional debt as long as we can satisfy the coverage ratio of each indenture, both at the time of the event (under the indentures for the notes due 2009 and 2011) and after giving effect thereto on a pro forma basis (under each of the indentures). Under the indenture relating to the notes due 2009, the most restrictive of the indentures, we could borrow approximately $337 million as of April 3, 2003 in addition to permitted indebtedness (assuming an interest rate of 10% per annum on the additional borrowings). If we cannot satisfy the coverage ratios of the indentures, generally we can incur, in addition to amounts borrowed under the credit facility, no more than $75 million of new "permitted indebtedness" under the terms of the indenture relating to the notes due 2009, the most restrictive of the indentures.

        The indentures relating to the notes also contain covenants limiting dividends, purchases or redemptions of stock, transactions with affiliates, and mergers and sales of assets, and require us to make an offer to purchase the notes upon the occurrence of a change in control, as defined in the indentures. Upon a change of control, we would be required to make an offer to repurchase each holder's notes due 2009, notes due 2011 and notes due 2012 at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. For additional information relating to covenants contained in the indentures governing the notes, see Note 5 in the Notes to Consolidated Financial Statements included elsewhere herein.

        As of April 3, 2003, we were in compliance with all financial covenants relating to the credit facility, the notes due 2009, 2011 and 2012.

        On April 19, 2001, we issued shares of Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock for an aggregate purchase price of $250 million. Net proceeds from the sale (including transaction expenses) of approximately $225 million were used to reduce outstanding indebtedness under our credit facility. On September 13, 2001, pursuant to the certificate of designations relating to the Preferred Stock, all shares of Series B Exchangeable Preferred Stock were exchanged for an equal number of shares of Series A Convertible Preferred Stock. Dividends on the Series A Convertible Preferred Stock accumulate at an annual rate of 6.75% and are payable in additional shares of Series A Convertible Preferred Stock until April 2004. At our option, dividends on Series A Convertible Preferred Stock may be paid in cash or additional shares of Series A Convertible Preferred Stock from April 2004 until April 2008. Thereafter, dividends must be paid in cash unless prohibited by the Indentures for the Notes due 2009 and the Notes due 2011, in which case such dividends are payable in additional Series A Preferred Shares. Reference is made to Note 6 to the Consolidated Financial Statements included under Part II Item 8. of this Annual Report on Form 10-K for information describing circumstances in which holders of Series A Convertible Preferred Stock may be entitled to special in-kind dividends and other circumstances under which holders of Series A Convertible Preferred Stock may be required to receive payments-in-kind in lieu of cash and Series B Exchangeable Preferred Stock instead of Series A Convertible Preferred Stock. Our investment agreement with the Apollo Purchasers generally requires that we obtain their consent before we issue stock, pay cash dividends or incur indebtedness (other than ordinary course borrowings under our credit facility and certain other permitted debt) as long as they continue to hold a majority of the shares of Preferred Stock that they purchased. In addition, the certificate of designations for our Preferred Stock prohibits us from incurring any debt that would restrict our ability to pay dividends on the Preferred Stock in the manner required under the certificate of designations without the consent of the holder or holders of a majority of the shares of outstanding Preferred Stock (currently the Apollo Purchasers).

        On March 19, 2002, we completed a public offering of 9,000,000 shares of Common Stock at a public offering price of $10.50 per share and granted the underwriters a 30 day option to purchase an additional 1,350,000 shares of Common Stock at $10.50 per share to cover over-allotments. On March 28, 2002, the underwriters exercised their option to purchase these shares. Net proceeds from the offering of the shares of Common Stock of $100.8 million were used to fund the acquisition of GC Companies and will be used to pursue our current business strategy, including acquisitions of other theatres and theatre circuits.

        On March 29, 2002, we acquired GC Companies pursuant to a stock purchase agreement and a plan of reorganization that was confirmed by the bankruptcy court on March 18, 2002. Our purchase price of $169.2 million (net of $6.5 million from the sale of GC Companies' portfolio of venture capital investments on the effective date) includes anticipated cash payments of $70.7 million, the issuance of $72.9 million aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011 with a fair value of $71.8 million and the issuance of 2.4 million shares of common stock with an aggregate fair value of $33.2 million based on a fair value of $13.64 per share (the closing price per share on the effective date of the plan). We used (or will use) available cash from our sales of senior subordinated notes and common stock in fiscal 2002 for the cash payments under the plan of reorganization.

        The purchase price for GC Companies is based on current estimates of the amount of "deduction claims" under the plan. The exact purchase price will not be determinable until all creditor claims disputed by the GC Companies post-confirmation unsecured creditors committee are consensually resolved or are determined by the bankruptcy court, and that process is ongoing. Through April 3, 2003, we have issued $72.9 million aggregate principal amount of our senior subordinated notes due 2011 and 2.4 million shares of our common stock and paid approximately $64 million in cash to creditors of GC Companies. Under the plan, an increase in the amount of deduction claims, which are paid in cash, will reduce the amount of common stock we issue to unsecured creditors, and vice versa. Although the purchase price should not change materially as a result of the resolution of disputed claims, the ultimate amount of cash and common stock components may vary from our current estimates. Under the plan of reorganization, reorganized GC Companies and its reorganized subsidiaries retained liability for certain trade payables and other current liabilities not discharged in the bankruptcy. Reorganized GC Companies continues to have certain obligations to retirees and certain of GC Companies' executory contracts and unexpired leases were assumed by reorganized GC Companies or one of its reorganized subsidiaries.

        Minimum annual cash payments required under existing capital and financing lease obligations, maturities of corporate borrowings, future minimum rental payments under existing operating leases, FF&E and leasehold purchase provisions and National Cinema Network ("NCN") exhibitor share commitments that have initial or remaining non-cancelable terms in excess of one year as of April 3, 2003 are as follows:

	Minimum Capital and Financing Lease Payments	Principal Amount of Corporate Borrowings	Minimum Operating Lease Payments	FF&E and Leasehold Purchase Provisions	NCN Exhibitor Share Commitments	Total Commitments
	(In thousands)
2004	$10,164	$—	$283,770	$—	$7,823	$301,757
2005	9,852	—	279,897	25,292	6,647	321,688
2006	9,608	—	277,434	5,000	6,068	298,110
2007	9,240	—	275,234	—	—	284,474
2008	8,499	—	272,231	—	—	280,730
Thereafter	92,643	672,880	2,561,108	—	—	3,326,631

Total	$140,006	$672,880	$3,949,674	$30,292	$20,538	$4,813,390

        We believe that cash generated from operations and existing cash and equivalents will be sufficient to fund operations and planned capital expenditures and potential acquisitions for at least the next twelve months and enable us to maintain compliance with covenants related to the credit facility and the notes. As a result of the termination of our consideration of a possible business combination with Loews Cineplex Entertainment Corporation, we are considering other options with respect to the utilization of cash and equivalents in excess of our anticipated operating needs. Such options might include, but are not limited to, repayment of corporate borrowings, purchase of our Common Stock or payments of dividends on our common stock.

Deferred Tax Assets

        We have recorded net current and non-current deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, of approximately $187 million (net of valuation allowance of $9.1 million) as of April 3, 2003, and estimate that we must generate at least $476 million of future taxable income to realize those deferred tax assets. To achieve this level of future taxable income, we intend to pursue our current business strategy that includes expansion of our theatre circuit through selective new builds and acquisitions, closure of underperforming theatres and implementation of initiatives to increase revenues and control costs. The theatrical exhibition industry is cyclical, and we believe that we are capable of generating sufficient future taxable income to utilize our deferred tax assets.

        We believe it is more likely than not that we will realize future taxable income sufficient to utilize our deferred tax assets except as follows. As of April 3, 2003, we believe it is more likely than not that deferred tax assets related to certain state tax net operating loss carryforwards and certain net operating loss carryforwards of foreign subsidiaries in the amount of approximately $37 million (expiring 2007 through 2022) and $21 million (expiring in 2004 through 2009), respectively, will not be realized due to uncertainties as to the timing and amounts of related future taxable income. Accordingly, a valuation allowance of $9.1 million was established as of April 3, 2003. We have made estimates of our future taxable income based on expected increases in attendance and ticket and concession prices. We currently estimate taxable income of $20.3 million in fiscal 2003 and had reported taxable income of $7.3 million in fiscal 2002. Based on expected future reversals of our temporary differences and estimates of future taxable income, we believe it is more likely than not that we will have generated sufficient taxable income by the end of fiscal year 2011 to enable us to realize our deferred tax assets recorded as of April 3, 2003. Our estimates of future taxable income require significant amounts of management judgment and estimation and actual results could differ from estimated amounts. See "Forward-Looking Statements" for factors which may cause actual results to differ from our expectations. Accordingly, while we believe it is more likely than not that we will realize future taxable income sufficient to realize our net current and non-current deferred tax asset of $187 million, it is possible that these deferred taxes may not be realized in the future.

        The table below reconciles loss before income taxes and cumulative effect of an accounting change for financial statement purposes with taxable income (loss) for income tax purposes.

	(estimated)
	53 Weeks Ended April 3, 2003	52 Weeks Ended March 28, 2002	52 Weeks Ended March 29, 2001
	(Dollars in thousands)
Loss from continuing operations before income taxes	$(18,018)	$(2,943)	$(134,756)
Cumulative effect of an accounting change	—	—	26,710
Reserve for future dispositions	(421)	(5,803)	6,258
Depreciation and amortization	289	20,802	23,977
Gain on disposition of assets	—	(5,992)	(17,166)
Impairment of long-lived assets	19,563	4,668	68,776
Foreign corporation activity	21,416	3,215	2,129
Other	(2,504)	(6,602)	(8,825)

Taxable income (loss) before special deductions and net operating loss carrybacks	$20,325	$7,345	$(32,897)

        Our foreign subsidiaries have net operating loss carryforwards in Spain, Japan and the United Kingdom aggregating approximately $40 million, $17 million of which may be carried forward indefinitely and the balance of which expires from 2008 through 2013. Our federal income tax loss carryforward of $88 million expires in 2020 and 2021 and will be limited to approximately $20 million annually due to the sale of Preferred Stock and the acquisition of GC Companies, Inc. State net operating loss carryforwards of approximately $62 million may be used over various periods ranging from five to 20 years.

        We anticipate that net temporary differences should reverse and become available as tax deductions as follows:

2004	$85,000,000
2005	53,000,000
2006	29,000,000
2007	42,000,000
2008	16,000,000
Thereafter	163,000,000

Total	$388,000,000

Impact of Inflation

        Historically, the principal impact of inflation and changing prices upon us has been to increase the costs of the construction of new theatres, the purchase of theatre equipment, rent and the utility and labor costs incurred in connection with continuing theatre operations. Film exhibition costs, our largest cost of operations, are customarily paid as a percentage of admissions revenues and hence, while the film exhibition costs may increase on an absolute basis, the percentage of admissions revenues represented by such expense is not directly affected by inflation. Except as set forth above, inflation and changing prices have not had a significant impact on our total revenues and results of operations.

New Accounting Pronouncements

        In July 2001, the Financial Accounting Standards Board ("FASB") issued two new standards: Statement of Financial Accounting Standards No. 141 ("SFAS No. 141") Business Combinations and SFAS No. 142 Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations be accounted for using one method (the purchase method) and prescribes criteria for the initial recognition and measurement of goodwill and other intangible assets. SFAS No. 141 is effective for all business combinations completed after June 30, 2001.

        SFAS No. 142 establishes new guidelines for accounting for goodwill and other intangible assets. The provisions of SFAS No. 142 state that goodwill and indefinite-lived intangible assets will no longer be amortized and that goodwill and indefinite-lived intangible assets will be tested for impairment at least annually. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 became effective for us in fiscal 2003. However, goodwill and intangible assets acquired after June 30, 2001, were subject immediately to the non-amortization and amortization provisions. Adoption of SFAS No. 141 and SFAS No. 142 did not have a material impact on our consolidated financial position, results of operations or cash flows.

        In August 2001, the FASB issued SFAS No. 143 Accounting for Asset Retirement Obligations. SFAS No. 143 addresses the recognition and remeasurement of obligations associated with the retirement of a tangible long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 became effective for us in fiscal 2004. Adoption of SFAS No. 143 did not have a material impact on our consolidated financial position, results of operations or cash flows.

        In October 2001, the FASB issued SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 applies to all long-lived assets (excluding goodwill) and discontinued operations and develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 became effective for us in fiscal 2003. Adoption of SFAS No. 144 did not have a material impact on our consolidated financial position, results of operations or cash flows.

        In June 2002, the FASB issued SFAS No. 146 Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that the liabilities associated with these costs be recorded at their fair value in the period in which the liability is incurred. SFAS No. 146 was effective for us for disposal activities initiated after December 31, 2002 and did not have a material impact on our consolidated financial position, results of operations or cash flows.

        In December 2002, the FASB issued SFAS No. 148 Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 amends SFAS No. 123 Accounting for Stock-Based Compensation to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 became effective for us in fiscal year 2003 and is effective for interim periods in fiscal year 2004.

        In April 2003, the FASB issued SFAS No. 149 Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below, and for hedging relationships designated after June 30, 2003. In addition, except as stated below, all provisions of SFAS No. 149 should be applied prospectively. The provisions of SFAS No. 149 relating to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters beginning prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. Adoption of SFAS No. 149 did not have a material impact on our consolidated financial position, results of operations or cash flows.

        In May 2003, the FASB issued SFAS No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of these instruments were previously classified as temporary equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. For financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption, transition shall be achieved by reporting the cumulative effect of a change in accounting principle by initially measuring the financial instruments at fair value or other measurement attribute required by SFAS No. 150. On November 5, 2003 the FASB deferred the provisions of SFAS No. 150 as they apply to certain mandatorily redeemable non-controlling interests. Instruments with characteristics of both liabilities and equity not addressed in SFAS No. 150 may be addressed in Phase 2 of the FASB's Liabilities and Equity project. Adoption of SFAS No. 150 did not have a material impact on our consolidated financial position, results of operations or cash flows.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in interim and annual financial statements about the obligations under certain guarantees. We adopted the disclosure provisions of FASB Interpretation No. 45 on December 15, 2002. FASB Interpretation No. 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We do not currently provide significant guarantees on a routine basis. As a result, this interpretation did not have a material impact on our financial statements. To the extent that we enter into any such guarantees after December 31, 2002, we will record the fair value as a liability and an offsetting amount for an asset or expense depending on the circumstances in which the guarantee was issued.

        In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. This interpretation addresses the consolidation of business enterprises (variable interest entities) to which the usual condition of consolidation does not apply. This interpretation focuses on financial interests that indicate control. It concludes that in the absence of clear control through voting interests, a company's exposure (variable interest) to the economic risks and potential rewards from the variable interest entity's assets ("VIE") and activities are the best evidence of control. Variable interests are rights and obligations that convey economic gains or losses from changes in the values of the VIE's assets and liabilities. Variable interests may arise from financial instruments, service contracts, nonvoting ownership interests and other arrangements. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary would be required to include assets, liabilities and the results of operations of the VIE in its financial statements. This interpretation applies immediately to VIE's that are created, or for which control is obtained after, January 31, 2003.

        In December 2003, the FASB published a revision to FIN 46 to clarify some of the provisions and to exempt certain entities from its requirements. Under the new guidance, special effective date provisions apply to enterprises that have fully or partially applied FIN 46 prior to issuance of the revised interpretation. Otherwise, application of Interpretation 46R ("FIN 46R") is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities ("SPEs") for periods ending after December 15, 2003. Application by public entities, other than business issuers, for all other types of VIEs other than SPEs is required in financial statements for periods ending after March 15, 2004.

        We do not have interests in structures commonly referred to as SPEs. We will apply FIN 46R beginning with our fourth fiscal quarter of 2004. Adoption of FIN 46R is currently not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

        In December 2003, the FASB published a revision to SFAS No. 132 Employers' Disclosure about Pensions and Other Postretirement Benefits an amendment of FABS Statements No. 87, 88 and 106. SFAS No. 132R requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The provisions of SFAS No. 132 remain in effect until the provisions of SFAS No. 132R are adopted. SFAS No. 132R is effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures required by SFAS No. 132R are effective for interim periods beginning after December 15, 2003. Adoption of SFAS No. 132R is not expected to have a material impact on our consolidated financing position, results of operations or cash flows.

        On January 12, 2004, the FASB issued FASB Staff Position No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, ("FSP No. 106-1") in response to a new law regarding prescription drug benefits under Medicare ("Medicare Part D") as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Currently, SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS No. 106") requires that changes in relevant law be considered in current measurement of postretirement benefit costs. However, certain accounting issues related to the federal subsidy remain unclear and significant uncertainties may exist which impair a plan sponsor's ability to evaluate the direct effects of the new law and the ancillary effects on plan participants' behavior and healthcare costs. Due to these uncertainties, FSP No. 106-1 provides plan sponsors with an opportunity to elect to defer recognizing the effects of the new law in the accounting for its retiree health care benefit plans under SFAS No. 106 and to provide related disclosures until authoritative guidance on the accounting for the federal subsidy is issued and clarification regarding other uncertainties is resolved. We have elected to defer recognition while evaluating the new law and the pending issuance of authoritative guidance and their effect, if any, on our results of operations, financial position and financial statement disclosure. Therefore, any measures of the accumulated postretirement benefit obligation or the net periodic postretirement benefit cost do not reflect the effects of the new law and issued guidance could require us to change previously reported information.

Quantitative and Qualitative Disclosures About Market Risk.

        We are exposed to various market risks including interest rate risk and foreign currency exchange rate risk. We do not hold any significant derivative financial instruments.

        Market risk on variable-rate financial instruments.    We maintain a $375,000,000 credit facility, which permits borrowings at interest rates based on either the bank's base rate or LIBOR. Increases in market interest rates would cause interest expense to increase and earnings before income taxes to decrease. The change in interest expense and earnings before income taxes would be dependent upon the weighted average outstanding borrowings during the reporting period following an increase in market interest rates. Because we had no borrowings on our credit facility as of April 3, 2003, a 100 basis point increase in market interest rates would have no effect on annual interest expense or earnings before income taxes.

        Market risk on fixed-rate financial instruments.    Included in long-term debt are $200,000,000 of 9 1/2% Senior Subordinated Notes due 2009, $297,880,000 of 9 1/2% Senior Subordinated Notes due 2011 and $175,000,000 of 9 7/8% Senior Subordinated Notes due 2012. Increases in market interest rates would generally cause a decrease in the fair value of the notes due 2009, 2011 and 2012 and a decrease in market interest rates would generally cause an increase in fair value of the Notes due 2009, 2011 and 2012.

        Foreign currency exchange rates.    We currently operate theatres in Canada, Portugal, Spain, France, Japan, Sweden, China (Hong Kong) and the United Kingdom. As a result of these operations, we have assets, liabilities, revenues and expenses denominated in foreign currencies. The strengthening of the U.S. dollar against the respective currencies causes a decrease in the carrying values of assets, liabilities, revenues and expenses denominated in such foreign currencies and the weakening of the U.S. dollar against the respective currencies causes an increase in the carrying values of these items. The increases and decreases in assets, liabilities, revenues and expenses are included in accumulated other comprehensive income. Changes in foreign currency exchange rates also impact the comparability of earnings in these countries on a year-to-year basis. As the U.S. dollar strengthens, comparative translated earnings decrease, and as the U.S. dollar weakens comparative translated earnings from foreign operations increase. Although we do not currently hedge against foreign currency exchange rate risk, we do not intend to repatriate funds from the operations of our international theatres but instead intend to use them to fund current and future operations. A 10% fluctuation in the value of the U.S. dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease loss before income taxes and accumulated other comprehensive loss by approximately $4.8 million and $12.5 million, respectively.

REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF AMC ENTERTAINMENT INC.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of AMC Entertainment Inc. and subsidiaries (the "Company") at April 3, 2003 and March 28, 2002, and the results of their operations and their cash flows for each of the three fiscal years in the period ended April 3, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the financial statements, the Company adopted Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, retroactive to the beginning of fiscal year 2001.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
May 27, 2003, except for the reclassifications relating to discontinued operations described in Note 16 which are as of February 13, 2004.

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	53 Weeks Ended April 3, 2003	52 Weeks Ended March 28, 2002	52 Weeks Ended March 29, 2001
	(In thousands, except per share data)
Revenues
Admissions	$1,212,204	$898,040	$810,519
Concessions	468,578	358,107	334,072
Other theatre	48,600	39,972	27,082
NCN and other	55,693	41,768	43,457

Total revenues	1,785,075	1,337,887	1,215,130
Costs and Expenses
Film exhibition costs	660,982	485,799	432,075
Concession costs	54,912	42,201	43,595
Theatre operating expense	438,605	329,298	304,192
Rent	299,933	234,359	228,929
NCN and other	52,444	45,264	42,610
General and administrative expense:
Stock-based compensation	2,011	442	—
Other	66,093	37,338	32,441
Preopening expense	3,227	4,363	3,303
Theatre and other closure expense	5,416	2,124	24,169
Depreciation and amortization	126,994	99,022	105,184
Impairment of long-lived assets	19,563	—	68,776
Gain on disposition of assets	(1,385)	(1,821)	(664)

Total costs and expenses	1,728,795	1,278,389	1,284,610

Other expense (income)
Other expense (income)	—	3,754	(9,996)
Interest expense
Corporate borrowings	65,585	48,015	64,347
Capital and financing lease obligations	12,215	12,745	12,653
Investment income	(3,502)	(2,073)	(1,728)

Total other expense	74,298	62,441	65,276

Loss from continuing operations before income taxes	(18,018)	(2,943)	(134,756)
Income tax provision	1,200	2,100	(45,700)

Loss from continuing operations	(19,218)	(5,043)	(89,056)
Loss from discontinued operations, net of income tax benefit	(1,084)	(6,425)	(1,070)
Cumulative effect of accounting change (net of income tax benefit of $10,950)	—	—	(15,760)

Net loss	$(20,302)	$(11,468)	$(105,886)

Preferred dividends	27,165	29,421	—

Net loss for shares of common stock	$(47,467)	$(40,889)	$(105,886)

Basic and diluted loss per share of common stock:
Loss from continuing operations	$(1.28)	$(1.45)	$(3.79)
Loss from discontinued operations	(.03)	(.28)	(.05)
Cumulative effect of accounting change	—	—	(.67)

Loss per share	$(1.31)	$(1.73)	$(4.51)

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED BALANCE SHEETS

	April 3, 2003	March 28, 2002
	(In thousands, except share data)
Assets
Current assets:
Cash and equivalents	$244,412	$219,432
Receivables, net of allowance for doubtful accounts of $1,581 and $1,297 as of April 3, 2003 and March 28, 2002, respectively	27,545	24,195
Other current assets	50,732	48,416

Total current assets	322,689	292,043
Property, net	856,463	776,113
Intangible assets, net	30,050	5,369
Goodwill	60,698	30,276
Deferred income taxes	171,152	127,115
Other long-term assets	50,646	48,254

Total assets	$1,491,698	$1,279,170

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$116,269	$110,993
Accrued expenses and other liabilities	112,217	87,454
Deferred revenues and income	67,176	48,742
Current maturities of corporate borrowings and capital and financing lease obligations	2,565	2,627

Total current liabilities	298,227	249,816
Corporate borrowings	668,661	596,540
Capital and financing lease obligations	56,536	54,429
Other long-term liabilities	176,370	120,029

Total liabilities	1,199,794	1,020,814
Commitments and contingencies
Stockholders' equity:
Series A Convertible Preferred Stock, 66 2/3¢ par value; 280,107 and 261,989 shares issued and outstanding as of April 3, 2003 and March 28, 2002, respectively (aggregate liquidation preference of $284,828 and $266,406 as of April 3, 2003 and March 28, 2002, respectively)	187	175
Common Stock, 66 2/3¢ par value; 33,286,173 and 30,038,046 shares issued as of April 3, 2003 and March 28, 2002, respectively	22,191	20,025
Convertible Class B Stock, 66 2/3¢ par value; 3,051,597 and 3,801,545 shares issued and outstanding as of April 3, 2003 and March 28, 2002, respectively	2,035	2,535
Additional paid-in capital	464,663	430,902
Accumulated other comprehensive loss	(8,773)	(16,967)
Accumulated deficit	(187,817)	(167,515)
Employee notes for Common Stock purchases	—	(10,430)
Common Stock in treasury, at cost, 35,387 and 20,500 shares as of April 3, 2003 and March 28, 2002, respectively	(582)	(369)

Total stockholders' equity	291,904	258,356

Total liabilities and stockholders' equity	$1,491,698	$1,279,170

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	53 Weeks Ended April 3, 2003	52 Weeks Ended March 28, 2002	52 Weeks Ended March 29, 2001
	(In thousands)
INCREASE (DECREASE) IN CASH AND EQUIVALENTS Cash flows from operating activities:
Net loss	$(20,302)	$(11,468)	$(105,886)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Depreciation and amortization	126,994	99,022	105,184
Non-cash portion of special and stock-based compensation	12,549	442	—
Non-cash portion of pension and post-retirement expense	3,526	3,049	2,216
Impairment of long-lived assets	19,563	—	68,776
Impairment of long-lived assets—discontinued operations	—	4,668	—
Deferred income taxes	(10,086)	9,026	(41,909)
Gain on disposition of assets	(1,385)	(1,821)	(664)
Cumulative effect of accounting change	—	—	15,760
Change in assets and liabilities, net of effects from acquisition of GC Companies Inc.:
Receivables	(2,292)	(7,195)	6,047
Other assets	10,170	(6,573)	(1,295)
Accounts payable	(14,723)	7,114	(14,591)
Accrued expenses and other liabilities	11,445	5,900	11,229
Other, net	(6,712)	(1,073)	(1,409)

Net cash provided by operating activities	128,747	101,091	43,458

Cash flows from investing activities:
Capital expenditures	(100,932)	(82,762)	(101,932)
Proceeds from sale/leasebacks	43,665	7,486	682
Construction project costs:
Reimbursable by landlord	(38,586)	(28,122)	(18,949)
Reimbursed by landlord	13,259	25,243	—
Acquisition of GC Companies, Inc., net of cash acquired and proceeds from sale of venture capital investments	(47,314)	—	—
Acquisition of Gulf States Theatres	(752)	(45,020)	—
Purchase of leased furniture, fixtures and equipment	(7,052)	(23,739)	—
Proceeds from disposition of long-term assets	5,494	6,647	29,594
Other, net	(4,983)	(4,243)	(1,328)

Net cash used in investing activities	(137,201)	(144,510)	(91,933)

Cash flows from financing activities:
Repayments under Credit Facility	—	(270,000)	(60,000)
Proceeds from issuance of 9 7/8% Senior Subordinated Notes due 2012	—	172,263	—
Net proceeds from sale of Common Stock	—	100,800	—
Net proceeds from sale of Preferred Stock	—	230,022	—
Construction project costs reimbursed by landlord	29,612	881	19,135
Principal payments under capital and financing lease obligations	(2,580)	(2,638)	(2,755)
Change in cash overdrafts	7,325	(3,406)	6,520
Change in construction payables	(528)	6,264	1,816
Deferred financing costs and other	(392)	(5,307)	—

Net cash provided by (used in) financing activities	33,437	228,879	(35,284)
Effect of exchange rate changes on cash and equivalents	(3)	(103)	(1,471)

Net increase (decrease) in cash and equivalents	24,980	185,357	(85,230)
Cash and equivalents at beginning of year	219,432	34,075	119,305

Cash and equivalents at end of year	$244,412	$219,432	$34,075

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (refunded) during the period for:
Interest (net of amounts capitalized of $4,095, $2,677 and $4,186 during fiscal 2003, 2002 and 2001, respectively)	$78,677	$59,824	$85,261
Income taxes, net	(9,757)	(3,579)	(6,583)
Schedule of non-cash investing and financing activities:
Preferred dividends	$27,165	$29,421	$—
See Note 2—Acquisitions for information about the non-cash components of the acquisition of GC Companies, Inc.

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

											Common Stock in Treasury
	Preferred Stock		Common Stock		Convertible Class B Stock
							Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Employee Notes for Common Stock Purchases			Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount					Shares	Amount
	(In thousands, except share and per share data)
Balance, March 31, 2000	—	$—	19,447,598	$12,965	4,041,993	$2,695	$106,713	$(3,812)	$(50,161)	$(9,362)	20,500	$(369)	$58,669
Comprehensive Loss:
Net loss	—	—	—	—	—	—	—	—	(105,886)	—	—	—	(105,886)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(10,899)	—	—	—	—	(10,899)
Unrealized loss on marketable securities (net of income tax benefit of $145)	—	—	—	—	—	—	—	(209)	—	—	—	—	(209)
Additional minimum pension liability	—	—	—	—	—	—	—	(201)	—	—	—	—	(201)

Comprehensive Loss													(117,195)
Accrued interest on employee notes for Common Stock purchases	—	—	—	—	—	—	—	—	—	(519)	—	—	(519)

Balance, March 29, 2001	—	—	19,447,598	12,965	4,041,993	2,695	106,713	(15,121)	(156,047)	(9,881)	20,500	(369)	(59,045)
Comprehensive Loss:
Net loss	—	—	—	—	—	—	—	—	(11,468)	—	—	—	(11,468)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(2,047)	—	—	—	—	(2,047)
Additional minimum pension liability	—	—	—	—	—	—	—	201	—	—	—	—	201

Comprehensive Loss													(13,314)
Sale of Common Stock	—	—	10,350,000	6,900	—	—	93,900	—	—	—	—	—	100,800
Sale of Preferred Stock	250,000	167	—	—	—	—	229,855	—	—	—	—	—	230,022
Conversion of Class B Stock	—	—	240,448	160	(240,448)	(160)	—	—	—	—	—	—	—
Preferred Stock for dividends	11,989	8	—	—	—	—	28,042	—	—	—	—	—	28,050
Preferred Stock dividends	—	—	—	—	—	—	(29,421)	—	—	—	—	—	(29,421)
Preferred Stock accretion	—	—	—	—	—	—	1,371	—	—	—	—	—	1,371
Deferred compensation—restricted stock awards	—	—	—	—	—	—	(478)	—	—	—	—	—	(478)
Unissued restricted stock awards	—	—	—	—	—	—	920	—	—	—	—	—	920
Accrued interest on employee notes for Common Stock purchases	—	—	—	—	—	—	—	—	—	(549)	—	—	(549)

Balance, March 28, 2002	261,989	175	30,038,046	20,025	3,801,545	2,535	430,902	(16,967)	(167,515)	(10,430)	20,500	(369)	258,356
Comprehensive Loss:
Net loss	—	—	—	—	—	—	—	—	(20,302)	—	—	—	(20,302)
Foreign currency translation adjustment	—	—	—	—	—	—	—	9,557	—	—	—	—	9,557
Additional minimum pension liability	—	—	—	—	—	—	—	(501)	—	—	—	—	(501)
Unrealized loss on marketable securities	—	—	—	—	—	—	—	(862)	—	—	—	—	(862)

Comprehensive Loss													(12,108)
Stock issued in connection with acquisition of GC	—	—	2,430,429	1,621	—	—	31,530	—	—	—	—	—	33,151
Conversion of Class B Stock	—	—	749,948	500	(749,948)	(500)	—	—	—	—	—	—	—
Preferred Stock for dividends	18,118	12	—	—	—	—	25,112	—	—	—	—	—	25,124
Preferred Stock dividends	—	—	—	—	—	—	(27,165)	—	—	—	—	—	(27,165)
Preferred Stock accretion	—	—	—	—	—	—	2,027	—	—	—	—	—	2,027
Stock awards, options exercised and other	—	—	67,750	45	—	—	152	—	—	—	—	—	197
Deferred compensation—restricted stock awards	—	—	—	—	—	—	(1,087)	—	—	—	—	—	(1,087)
Unissued restricted stock awards	—	—	—	—	—	—	3,192	—	—	—	—	—	3,192
Accrued interest on employee notes for Common Stock purchases	—	—	—	—	—	—	—	—	—	(108)	—	—	(108)
Forgiveness of employee notes	—	—	—	—	—	—	—	—	—	10,538	—	—	10,538
Treasury stock purchase	—	—	—	—	—	—	—	—	—	—	14,887	(213)	(213)

Balance, April 3, 2003	280,107	$187	33,286,173	$22,191	3,051,597	$2,035	$464,663	$(8,773)	$(187,817)	$—	35,387	$(582)	$291,904

See Notes to Consolidated Financial Statements

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended April 3, 2003, March 28, 2002 and March 29, 2001

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

        AMC Entertainment Inc. ("AMCE") is a holding company which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiaries, AMC Entertainment International, Inc. ("AMCEI") and National Cinema Network, Inc. ("NCN") (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the theatrical exhibition business throughout North America and in Portugal, Spain, France, Japan, Sweden, China (Hong Kong) and the United Kingdom. The Company's North American theatrical exhibition business is conducted through AMC and AMCEI. The Company's International theatrical exhibition business is conducted through AMCEI. The Company is also involved in the business of providing on-screen advertising and other services to AMC and other theatre circuits through a wholly-owned subsidiary, NCN.

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Principles of Consolidation:    The consolidated financial statements include the accounts of AMCE and all subsidiaries. All significant intercompany balances and transactions have been eliminated.

        Fiscal Year:    The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. Fiscal year 2003 reflects a 53 week period. The 2002 and 2001 fiscal years reflect a 52 week period.

        Revenues and Film Exhibition Costs:    Revenues are recognized when admissions and concessions sales are received at the theatres. Film exhibition costs are accrued based on the applicable box office receipts and estimates of the final settlement pursuant to the film licenses. In connection with the adoption of Staff Accounting Bulletin No. 101 ("SAB 101") Revenue Recognition in Financial Statements in fiscal 2001, the Company changed its revenue recognition policy related to the sales of gift certificates and discounted theatre tickets. The Company defers 100% of the revenue associated with the sales of discounted theatre tickets and gift certificates (no revenue or income recognition for non-presentment) until such time as the items are redeemed or the gift certificate liabilities are extinguished and the discounted theatre tickets expire. The Company adopted SAB No. 101 in the fourth fiscal quarter of 2001 retroactive to the beginning of the fiscal year.

        Concession Costs:    The Company accounts for vendor rebates as a reduction of concession costs when earned in accordance with Emerging Issues Task Force Issue No. 02-16 Accounting by a Customer (Including a Reseller) for Certain Consideration Received From a Vendor.

        Cash and Equivalents:    Cash and equivalents consist of cash on hand and temporary cash investments with original maturities of three months or less. The Company invests excess cash in deposits with major banks and in temporary cash investments. Such investments are made only in instruments issued or enhanced by high quality financial institutions (investment grade or better). Amounts invested in a single institution are limited to minimize risk. As of April 3, 2003, approximately $1,700,000 of our cash and equivalents collateralized certain stand-by letters of credit.

        Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The amount of these checks included in accounts payable as of April 3, 2003 and March 28, 2002 was $39,076,000 and $31,751,000, respectively.

        Property:    Property is recorded at cost. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and accelerated methods, with respect to certain assets, for income tax purposes. The estimated useful lives are as follows:

Buildings and improvements	3 to 40 years
Leasehold improvements	1 to 20 years
Furniture, fixtures and equipment	3 to 10 years

        Expenditures for additions (including interest during construction), major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations.

        Intangible Assets:    Intangible assets are recorded at cost and are comprised of lease rights, amounts assigned to theatre leases acquired under favorable terms, customer lists, non-competition and consulting agreements and trademarks, each of which are being amortized on a straight-line basis over the estimated remaining useful lives of the assets. The gross carrying amount of intangible assets was $64,230,000 and $39,282,000 as of April 3, 2003 and March 28, 2002, respectively. Accumulated amortization on intangible assets was $34,180,000 and $33,913,000 as of April 3, 2003 and March 28, 2002, respectively. Amortization expense was $7,138,000, $2,420,000 and $3,415,000 in fiscal 2003, 2002 and 2001, respectively. The original useful lives of these assets ranged from 1 to 36 years and the remaining useful lives range from 1 to 10 years.

        Goodwill:    Goodwill represents the excess of cost over fair value of net tangible and identifiable intangible assets related to acquisitions of theatre circuits. The Company is not required to amortize goodwill as a charge to earnings; however, the Company is required to conduct an annual review of goodwill for impairment.

        The Company's recorded goodwill was $60,698,000 as of April 3, 2003. We evaluate goodwill for impairment annually during the fourth fiscal quarter and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. We consider our North American theatrical exhibition operating segment to be the reporting unit for purposes of evaluating recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value we are required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. We determine fair value by considering the market price of our common stock as well as multiples applied to cash flow estimates less net indebtedness which we believe is an appropriate method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples to be used in determining fair value and the market value of our common stock could be volatile.

        Other Long-term Assets:    Other long-term assets are comprised principally of costs incurred in connection with the issuance of debt securities which are being amortized over the respective lives of the issuances and investments in real estate.

        Preopening Expense:    Preopening expense consists primarily of advertising and other start-up costs incurred prior to the operation of new theatres and are expensed as incurred.

        Deferred Revenue and Income: Deferred revenue and income are related primarily to sales of gift certificates and discounted theatre tickets, advertising contracts and vendor rebates, and the Company recognizes its deferred revenue and income associated with such items as described above in this Note 1 under "Revenues and Film Exhibition Costs" and "Concession Costs".

        Theatre and Other Closure Expense:    Theatre and other closure expense is primarily related to payments made or expected to be made to landlords to terminate leases on certain of the Company's closed theatres, other vacant space or theatres where development has been discontinued. Theatre and other closure expense is recognized at the time the theatre closes, space becomes vacant or development is discontinued. Expected payments to landlords are based on actual or discounted contractual amounts. Accretion expense for exit activities initiated after December 31, 2002 is included as a component of theatre and other closure expense. The Company recorded theatre and other closure expense of $5,416,000, $2,124,000 and $24,169,000 in fiscal 2003, 2002 and 2001, respectively. Accrued theatre and other closure expense is classified as current based upon management's intention to negotiate termination of the related lease obligations within one year.

        Impairment of Long-lived Assets:    Management reviews long-lived assets, including intangibles, for impairment as part of the Company's annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Management reviews internal management reports on a quarterly basis as well as monitors current and potential future competition in film markets for indicators of triggering events or circumstances that indicate potential impairment of individual theatre assets. Management evaluates its theatres using historical and projected data of theatre level cash flow as its primary indicator of potential impairment and considers the seasonality of its business when evaluating theatres for impairment. Because the Christmas and New Years holiday results comprise a significant portion of the Company's operating cash flow, the actual results from this period, which are available during the fourth quarter of each fiscal year, are an integral part of the Company's impairment analysis. As a result of these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date plus the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period and is often less than the remaining lease period when management does not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows plus the fair value of furniture, fixtures and equipment. Fair value for furniture, fixtures and equipment has been determined using similar asset sales and in some instances independent third party valuation studies. There is considerable management judgment necessary to determine the future cash flows, fair value and the expected operating period of a theatre, and accordingly, actual results could vary significantly from such estimates.

        If theatres currently have sufficient estimated future cash flows to realize the related carrying amount of theatre assets, but management believes that it is not likely the theatre will be operated to the end of its lease term, the estimated economic life of the theatre assets are revised to reflect management's best estimate of the economic life of the theatre assets for purposes of recording depreciation.

        Impairment losses by operating segment follows:

Impairment of long-lived assets (In thousands)	2003	2002	2001
North American theatrical exhibition	$4,083	$—	$62,843
International theatrical exhibition	15,480	—	5,933

Total impairments of long-lived assets	$19,563	$—	$68,776

        Foreign Currency Translation:    Operations outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of accumulated other comprehensive income. Gains and losses from foreign currency transactions, except those intercompany transactions of a long-term investment nature, are included in net earnings and have not been material.

        Loss per Share:    Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding. The Company accounts for loss per share in accordance with EITF Topic No. D-95 Effect of Participating Convertible Securities on the Computation of Basic Earnings Per Share. Topic No. D-95 requires the inclusion of participating convertible securities in the computation of basic earnings per common share. Topic No. D-95 permits the use of either the "if-converted" or the "two-class" method: the Company has selected the "if-converted" method. The dilutive effect of the Company's Series A Convertible Preferred Stock is considered in the computation of basic earnings per common share in accordance with Topic No. D-95. Under Topic No. D-95, the dilutive effect of the Series A Preferred on basic earnings per common share cannot be less than the amount that would result from the application of the "two-class" method of computing basic earnings per common share. The "two-class" method is an earnings allocation formula that determines earnings per share for the common stock and the participating Series A Preferred according to dividends declared and participating rights in the undistributed earnings as if all such earnings were distributed. If dividends are paid on the common stock in any fiscal period, the holders of Series A Preferred shares are entitled to receive dividends on an "as converted" basis, to the extent such dividends are greater than the face amount of Series A Preferred dividends otherwise payable in such fiscal period. Diluted loss per share includes the effects of outstanding stock options, stock awards and Series A Convertible Preferred Stock, if dilutive.

        Stock-based Compensation:    The Company currently sponsors stock option plans and restricted stock award plans as described in Note 6. The Company accounts for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock issued to Employees (APB No. 25) and related interpretations. Stock-based employee compensation expense related to restricted stock awards of $2,105,000 and $442,000 was reflected in net loss for fiscal 2003 and 2002, respectively. No stock-based employee compensation expense for stock options was reflected in net loss for fiscal 2003, 2002 and 2001, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant.

        The following table reflects the weighted average fair value per option granted during each year, as well as the significant weighted average assumptions used in determining fair value using the Black-Scholes option-pricing model:

	2003	2002	2001
Weighted average fair value on grant date	$8.82	$4.16	$1.36
Risk-free interest rate	2.6%	4.7%	5.5%
Expected life (years)	5	5	5
Expected volatility	67.7%	66.8%	61.1%
Expected dividend yield	—	—	—

        The following table illustrates the effect on net loss and loss per share as if the fair value method had been applied to all stock awards and outstanding and unvested options in each period:

	2003	2002	2001
	(In thousands, except per share data)
Net loss:
As reported	$(20,302)	$(11,468)	$(105,886)
Add: Stock based compensation expense included in reported net loss, net of related tax effects	1,263	265	—
Deduct: Total stock-based compensation expense determined under fair value method for all awards	(3,052)	(982)	(707)

Pro forma	$(22,091)	$(12,185)	$(106,593)

Net loss per common share (basic and diluted):
As reported	$(1.31)	$(1.73)	$(4.51)
Pro forma	$(1.36)	$(1.76)	$(4.54)

        Income Taxes:    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109") Accounting for Income Taxes. Under SFAS 109, deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recorded by the liability method. This method gives consideration to the future tax consequences of deferred income or expense items and immediately recognizes changes in income tax laws upon enactment. The income statement effect is generally derived from changes in deferred income taxes on the balance sheet.

        Casualty Insurance:    The Company is self-insured for general liability up to $400,000 per occurrence and carries a $250,000 deductible limit per occurrence for workers compensation claims. The Company utilizes actuarial projections of its ultimate losses that it will be responsible for paying. The actuarial method includes an allowance for adverse developments on known claims and an allowance for claims which have been incurred but which have not been reported. As of April 3, 2003 and March 28, 2002, the Company had recorded casualty insurance reserves of $19,765,000 and $23,275,000, respectively. The Company recorded expenses related to general liability and workers compensation claims of $6,752,000, $10,304,000 and $6,667,000 in fiscal 2003, 2002 and 2001, respectively.

        New Accounting Pronouncements:    In July 2001, the Financial Accounting Standards Board ("FASB") issued two new standards: Statement of Financial Accounting Standards No. 141 ("SFAS No. 141") Business Combinations and SFAS No. 142 Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations be accounted for using one method (the purchase method) and prescribes criteria for the initial recognition and measurement of goodwill and other intangible assets. SFAS No. 141 is effective for all business combinations completed after June 30, 2001.

        SFAS No. 142 establishes new guidelines for accounting for goodwill and other intangible assets. The provisions of SFAS No. 142 state that goodwill and indefinite-lived intangible assets will no longer be amortized and that goodwill and indefinite-lived intangible assets will be tested for impairment at least annually. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 became effective for the Company in fiscal 2003. However, goodwill and intangible assets acquired after June 30, 2001, were subject immediately to the non-amortization and amortization provisions. Adoption of SFAS No. 141 and SFAS No. 142 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In August 2001, the FASB issued SFAS No. 143 Accounting for Asset Retirement Obligations. SFAS No. 143 addresses the recognition and remeasurement of obligations associated with the retirement of a tangible long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 will become effective for the Company in fiscal 2004. Adoption of SFAS No. 143 is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In October 2001, the FASB issued SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 applies to all long-lived assets (excluding goodwill) and discontinued operations and develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 became effective for the Company in fiscal 2003. Adoption of SFAS No. 144 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In June 2002, the FASB issued SFAS No. 146 Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that the liabilities associated with these costs be recorded at their fair value in the period in which the liability is incurred. SFAS No. 146 was effective for the Company for disposal activities initiated after December 31, 2002 and did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In December 2002, the FASB issued SFAS No. 148 Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 amends SFAS No. 123 Accounting for Stock-Based Compensation to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 became effective for the Company in fiscal year 2003 and will be effective for interim periods in fiscal year 2004.

        In April 2003, the FASB issued SFAS No. 149 Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below, and for hedging relationships designated after June 30, 2003. In addition, except as stated below, all provisions of SFAS No. 149 should be applied prospectively. The provisions of SFAS No. 149 relating to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters beginning prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. Adoption of SFAS No. 149 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

        In May 2003, the FASB issued SFAS No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of these instruments were previously classified as equity. SFAS No. 150 will be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. For financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption, transition shall be achieved by reporting the cumulative effect of a change in accounting principle by initially measuring the financial instruments at fair value or other measurement attribute required by SFAS No. 150. Instruments with characteristics of both liabilities and equity not addressed in SFAS No. 150 will be addressed in the next phase of the project. Adoption of SFAS No. 150 is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in interim and annual financial statements about the obligations under certain guarantees. The Company adopted the disclosure provisions of FASB Interpretation No. 45 as of April 3, 2003. FASB Interpretation No. 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company does not currently provide significant guarantees on a routine basis. As a result, this interpretation did not have a material impact on the Company's financial statements. To the extent that the Company enters into any such guarantees after December 31, 2002, it will record the fair value as a liability and an offsetting amount for an asset or expense depending on the circumstances in which the guarantee was issued.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation of business enterprises (variable interest entities) to which the usual condition of consolidation does not apply. This interpretation focuses on financial interests that indicate control. It concludes that in the absence of clear control through voting interests, a company's exposure (variable interest) to the economic risks and potential rewards from the variable interest entity's assets and activities are the best evidence of control. Variable interests are rights and obligations that convey economic gains or losses from changes in the values of the variable interest entity's assets and liabilities. Variable interests may arise from financial instruments, service contracts, nonvoting ownership interests and other arrangements. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary would be required to include assets, liabilities and the results of operations of the variable interest entity in its financial statements. This interpretation applies immediately to variable interest entities that are created, or for which control is obtained after, January 31, 2003. For variable interest entities created prior to February 1, 2003, the provisions would be applied effective July 1, 2003.

        The Company has entered into operating leases with landlords and sale leaseback transactions with landlords that have been accounted for as operating leases and as transactions that qualify for the use of sale leaseback accounting. Certain of these landlord relationships are considered variable interests, and it is possible that the Company could be required to consolidate such variable interest entities when FASB Interpretation No. 46 becomes effective on July 1, 2003. The difference between consolidation and operating lease and or sale leaseback accounting treatment could increase the amount of assets and indebtedness on our consolidated financial statements related to properties that the Company currently leases. The Company is in the process of identifying those landlords that qualify as variable interest entities and those situations where it is the primary beneficiary, if any.

        Presentation:    Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation.

NOTE 2—ACQUISITIONS

        On March 15, 2002, the Company acquired the operations and related assets of Gulf States Theatres ("GST") for a cash purchase price of $45,772,000 (see Note 15—Related Party Transactions). In connection with the acquisition, the Company leased five theatres with 68 screens in the New Orleans, Louisiana area. All five of the theatres feature stadium seating and have been built since 1997 and strengthen the Company's position in the New Orleans market. The following is a summary of the allocation of the purchase price to the assets acquired from GST, based on an independent third party valuation study:

(In thousands)
Property	$11,396
Intangible assets	8,540
Goodwill	25,836

Total purchase price	$45,772

        Amounts recorded for goodwill are not subject to amortization, are recorded at the Company's North American theatrical exhibition operating segment (the reporting unit) and are expected to be deductible for tax purposes.

        The Company will pay $300,000 annually for five years in connection with consulting and non-competition agreements related to the acquisition.

        Amounts allocated to intangible assets relate to $8,200,000 for a non-competition and consulting agreement and $340,000 for an acquired trademark. The amortization periods for the non-competition and consulting agreement and trademark are seven years and 20 years, respectively. Amortization expense and accumulated amortization are as follows:

	2003	2002
	(In thousands)
Amortization expense of non-competition and consulting agreement	$1,171	$—
Amortization expense of trademark	17	—

Total	$1,188	$—

	2003	2002
	(In thousands)
Accumulated amortization of non-competition and consulting agreement	$1,171	$—
Accumulated amortization of trademark	17	—

Total	$1,188	$—

        Estimated amortization expense for each of the next five fiscal years is $1,171,000 under the non-competition and consulting agreement and $17,000 for the trademark.

        On March 29, 2002, the Company acquired GC Companies, Inc. ("GC") pursuant to a plan of reorganization sponsored by the Company for an estimated purchase price of $169,169,000 (net of $6,500,000 from the sale of GC's portfolio of venture capital investments on the effective date), which includes cash payments of $70,732,000, the issuance of $72,880,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011 with a fair value of $71,787,000 and the issuance of 2,430,429 shares of common stock, with an aggregate fair value of $33,151,000 based on a fair value of $13.64 per share (the closing price per share on the effective date of the plan). The acquisition includes 66 theatres with 621 screens in the United States, 3 managed theatres with 20 screens in the United States and a 50% interest in a joint venture that operates 17 theatres with 160 screens in Argentina, Chile, Brazil and Uruguay.

        As of April 3, 2003, $6,450,000 of the cash portion of the estimated purchase price was unpaid. The purchase price is based on current estimates of the amount of "deduction claims" under the plan of reorganization. The exact purchase price will not be determinable until all creditor claims disputed by GC's post-confirmation unsecured creditors committee are consensually resolved or are determined by the bankruptcy court, and that process is ongoing. Under the plan, an increase in the amount of deduction claims, which are paid in cash, will reduce the amount of common stock we issue to unsecured creditors, and vice versa. Although the purchase price should not change materially as a result of the resolution of disputed claims, the ultimate amount of cash and common stock components may vary from current estimates. Acquisition of GC's theatre circuit expands the Company's national footprint of industry-leading theatres, especially in key markets in the Northeast and upper Midwest.

        The GC subsidiary which held its interest in the South American theatre joint venture was not subject to the jurisdiction of the bankruptcy court and the joint venture's lenders retain liens on the Argentine and Chilean entities. Prior to the Company's acquisition of GC, its joint venture defaulted on its Argentine and Chilean loan agreements as the debts thereunder became due in December 2001 and payment was not made in accordance with the agreements. However, in connection with the plan of reorganization, one of the Company's wholly-owned subsidiaries acquired, at par, a 25% undivided, non-voting, economic participation interest in the joint venture's loans for an aggregate purchase price of $10.96 million, whereupon the GC guaranties were released and the lenders agreed to extend the final maturity date of the loans. The joint venture is currently renegotiating payment terms related to these loans. Non-compliance with covenants applicable to these loans could result in an acceleration of the loan payment terms or default. Because of such considerations the Company attributes little or no value to its investment in the joint venture and participation interest in the joint venture's loans.

        The following is a summary of the allocation of the purchase price to the assets and liabilities of GC based on estimates of fair value from an independent third party valuation study and the final settlement of liabilities assumed from GC:

(In thousands)
Cash and equivalents	$10,468
Current assets	12,828
Property	133,509
Intangible assets	23,318
Goodwill	34,862
Deferred income taxes	35,700
Other long-term assets	7,738
Current liabilities	(32,113)
Other long-term liabilities	(57,141)

Total purchase price	$169,169

        Amounts recorded for goodwill are not subject to amortization, are recorded at the Company's North American theatrical exhibition operating segment (the reporting unit) and are not expected to be deductible for tax purposes.

        Amounts allocated to intangible assets relate to $19,664,000 of favorable leases assumed from GC and gift certificate and discount ticket customer lists of $3,654,000. The weighted average amortization period for favorable leases and customer lists is approximately 10 years and 2 years, respectively. Amortization expense and accumulated amortization are as follows:

	2003	2002
	(In thousands)
Amortization expense of favorable leases	$2,241	$—
Amortization expense of customer lists	1,725	—

Total	$3,966	$—

	2002	2003
	(In thousands)
Accumulated amortization of favorable leases	$2,241	$—
Accumulated amortization of customer lists	1,725	—

Total	$3,966	$—

        Estimated amortization expense for the next five fiscal years is as follows:

	Favorable Leases	Customer Lists	Total
	(In thousands)
2004	$2,040	$1,929	$3,969
2005	2,033	—	2,033
2006	2,033	—	2,033
2007	1,929	—	1,929
2008	1,892	—	1,892

        The unaudited pro forma financial information presented below sets forth the Company's historical statements of operations for the periods indicated and give effect to the acquisitions of GC and GST as adjusted for the related purchase price allocations. Such information is presented for comparative purposes only and does not purport to represent what the Company's results of operations would actually have been had these transactions occurred on the date indicated or to project its results of operations for any future period or date.

	2003	Pro Forma 2002
		(unaudited)
	(In thousands, except per share data)
Revenues
Admissions	$1,212,204	$1,122,473
Concessions	468,578	454,530
Other theatre	48,600	52,334
NCN and other	55,693	41,768

Total Revenues	1,785,075	1,671,105
Costs and Expenses
Film exhibition costs	660,982	606,397
Concession costs	54,912	58,268
Theatre operating expense	438,605	428,828
Rent	299,933	285,653
NCN and other	52,444	45,264
General and administrative expense:
Stock-based compensation	2,011	442
Other	66,093	38,937
Preopening expense	3,227	4,363
Theatre and other closure expense	5,416	2,124
Reorganization items	—	6,026
Depreciation and amortization	126,994	122,102
Impairment of long-lived assets	19,563	—
Gain on disposition of assets	(1,385)	(1,821)

Total costs and expenses	1,728,795	1,596,583
Other expense	—	3,754
Interest expense
Corporate borrowings	65,585	57,911
Capital and financing lease obligations	12,215	9,773
Investment income	(3,502)	(2,073)

Total other expense	74,298	69,365

Earnings (loss) from continuing operations before income taxes	(18,018)	5,157
Income tax provision	1,200	5,100

Earnings (loss) from continuing operations	$(19,218)	$57
Loss from discontinued operations, net of income tax benefit	(1,084)	(6,425)

Net loss	$(20,302)	$(6,368)

Preferred dividends	27,165	29,421

Net loss for shares of common stock	$(47,467)	$(35,789)

Basic and diluted loss per share of common stock:
Loss from continuing operations	$(1.28)	$(1.12)
Loss from discontinued operations	(.03)	(.25)

Loss per share	$(1.31)	$(1.37)

Average shares outstanding:
Basic	36,296	26,107

Diluted	36,296	26,107

NOTE 3—PROPERTY

        A summary of property is as follows:

	2003	2002
	(In thousands)
Property owned:
Land	$34,563	$41,800
Buildings and improvements	255,950	255,555
Leasehold improvements	399,891	298,117
Furniture, fixtures and equipment	799,082	696,349

	1,489,486	1,291,821
Less-accumulated depreciation and amortization	640,709	520,590

	848,777	771,231
Property leased under capital leases:
Buildings and improvements	29,119	27,015
Less-accumulated amortization	21,433	22,133

	7,686	4,882

	$856,463	$776,113

        Included in property is $69,968,000 and $36,774,000 of construction in progress as of April 3, 2003 and March 28, 2002, respectively.

NOTE 4—SUPPLEMENTAL BALANCE SHEET INFORMATION

        Other assets and liabilities consist of the following:

	2003	2002
	(In thousands)
Other current assets:
Prepaid rent	$24,847	$17,975
Deferred income taxes	15,793	14,044
Income taxes receivable	—	8,483
Other	10,092	7,914

	$50,732	$48,416

Other long-term assets:
Investments in real estate	$11,996	$11,193
Deferred financing costs	13,093	14,624
Other	25,557	22,437

	$50,646	$48,254

Accrued expenses and other liabilities:
Income taxes payable	$4,080	$—
Taxes other than income	29,613	20,286
Interest	8,952	7,915
Payroll and vacation	10,039	6,655
Casualty claims and premiums	7,955	4,187
Accrued bonus	14,126	12,996
Theatre and other closure	21,011	23,609
Unpaid acquisition costs	6,450	—
Other	9,991	11,806

	$112,217	$87,454

	2003	2002
	(In thousands)
Other long-term liabilities:
Deferred rent and unfavorable leases	$111,657	$52,988
Casualty claims and premiums	11,810	19,088
Pension and other benefits	20,459	18,390
Deferred income	7,185	10,748
Deferred gain	11,402	10,964
Advance sale leaseback proceeds	6,994	2,085
Theatre and other closure	1,488	531
Other	5,375	5,235

	$176,370	$120,029

NOTE 5—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS

        A summary of the carrying value corporate borrowings and capital and financing lease obligations is as follows:

	2003	2002
	(In thousands)
Credit Facility due 2004	$—	$—
9 1/2% Senior Subordinated Notes due 2009	200,000	200,000
9 1/2% Senior Subordinated Notes due 2011	297,880	225,000
9 7/8% Senior Subordinated Notes due 2012	175,000	175,000
Discounts on Senior Subordinated Notes	(4,219)	(3,460)
Capital and financing lease obligations, interest ranging from 7 1/4% to 20%	59,101	57,056

	727,762	653,596
Less-current maturities	2,565	2,627

	$725,197	$650,969

        Minimum annual payments required under existing capital and financing lease obligations (net present value thereof) and maturities of corporate borrowings as of April 3, 2003 are as follows:

	Capital and Financing Lease Obligations
				Principal Amount of Corporate Borrowings
	Minimum Lease Payments	Less Interest	Principal		Total
	(In thousands)
2004	$10,164	$7,599	$2,565	$—	$2,565
2005	9,852	7,193	2,659	—	2,659
2006	9,608	6,793	2,815	—	2,815
2007	9,240	6,387	2,853	—	2,853
2008	8,499	5,977	2,522	—	2,522
Thereafter	92,643	46,956	45,687	672,880	718,567

Total	$140,006	$80,905	$59,101	$672,880	$731,981

Credit Facility

        The Company maintains a $375,000,000 credit facility (the "Credit Facility"), which permits borrowings at interest rates based on either the bank's base rate or LIBOR and requires an annual commitment fee based on margin ratios that could result in a rate of .375% or .500% on the unused portion of the commitment. The Credit Facility matures on April 10, 2004. The commitment thereunder will be reduced by $25,000,000 on each of June 30, 2003 and September 30, 2003 and by $50,000,000 on December 31, 2003. The total commitment under the Credit Facility as of April 3, 2003 is $375,000,000; however, the Credit Facility contains covenants that limit the Company's ability to incur debt. As of April 3, 2003, the Company had no outstanding borrowings under the Credit Facility and approximately $363,000,000 was available for borrowing under the Credit Facility.

        Covenants under the Credit Facility impose limitations on indebtedness, creation of liens, change of control, transactions with affiliates, mergers, investments, guaranties, asset sales, dividends, business activities and pledges. In addition, the Credit Facility contains certain financial covenants. As of April 3, 2003, the Company was in compliance with all financial covenants relating to the Credit Facility.

        Costs related to the establishment of the Credit Facility were capitalized and are charged to interest expense over the life of the Credit Facility. Unamortized issuance costs of $106,000 as of April 3, 2003 are included in other long-term assets.

Notes Due 2009

        On March 19, 1997, the Company sold $200,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2009 (the "Notes due 2009"). The Notes due 2009 bear interest at the rate of 9 1/2% per annum, payable in March and September. The Notes due 2009 are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2002 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 15, 2006, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the Indenture), each holder of the Notes due 2009 will have the right to require the Company to repurchase such holder's Notes due 2009 at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes due 2009 are subordinated to all existing and future senior indebtedness, as defined in the Indenture, of the Company. The Notes due 2009 are unsecured senior subordinated indebtedness of the Company ranking equally with the Company's Notes due 2011 and Notes due 2012.

        The Indenture to the Notes due 2009 contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. If the Notes due 2009 attain "investment grade status", the covenants in the Indenture limiting the Company's ability to incur additional indebtedness and pay dividends will cease to apply. As of April 3, 2003, the Company was in compliance with all financial covenants relating to the Notes due 2009.

        The discount on the Notes due 2009 is being amortized to interest expense following the interest method. Costs related to the issuance of the Notes due 2009 were capitalized and are charged to interest expense, following the interest method, over the life of the securities. Unamortized issuance costs of $4,025,000 as of April 3, 2003 are included in other long-term assets.

Notes Due 2011

        On January 27, 1999, the Company sold $225,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011 and on March 29, 2002, the Company issued an additional $72,880,000 aggregate principal amount of Notes due 2011 in connection with the acquisition of GC (the "Notes due 2011"). The Notes due 2011 bear interest at the rate of 9 1/2% per annum, payable in February and August. The Notes due 2011 are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2004 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2007, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the Indenture), the Company will be required to make an offer to repurchase each holder's notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes due 2011 are subordinated to all existing and future senior indebtedness of the Company. The Notes due 2011 are unsecured senior subordinated indebtedness of the Company ranking equally with the Company's Notes due 2009 and Notes due 2012.

        The Indenture to the Notes due 2011 contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. If the Notes due 2011 attain "investment grade status", the covenants in the Indenture limiting the Company's ability to incur additional indebtedness and pay dividends will cease to apply. As of April 3, 2003, the Company was in compliance with all financial covenants relating to the Notes due 2011.

        The discount on the Notes due 2011 is being amortized to interest expense following the interest method. Costs related to the issuance of the Notes due 2011 were capitalized and are charged to interest expense, following the interest method, over the life of the securities. Unamortized issuance costs of $4,036,000 as of April 3, 2003 are included in other long-term assets.

Notes Due 2012

        On January 16, 2002, the Company sold $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 (the "Notes due 2012"). The Notes due 2012 bear interest at the rate of 9 7/8% per annum, payable in February and August. The Notes due 2012 are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2007 at 104.938% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2010, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the Indenture), the Company will be required to make an offer to repurchase each holder's notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes due 2012 are subordinated to all existing and future senior indebtedness of the Company. The Notes due 2012 are unsecured senior subordinated indebtedness of the Company ranking equally with the Company's Notes due 2009 and Notes due 2011.

        The Indenture to the Notes due 2012 contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. If the Notes due 2012 attain "investment grade status", the covenants in the Indenture limiting the Company's ability to incur additional indebtedness and pay dividends will cease to apply. As of April 3, 2003, the Company was in compliance with all financial covenants relating to the Notes due 2012.

        The discount on the Notes due 2012 is being amortized to interest expense following the interest method. Costs related to the issuance of the Notes due 2012 were capitalized and are charged to interest expense, following the interest method, over the life of the securities. Unamortized issuance costs of $4,926,000 as of April 3, 2003 are included in other long-term assets.

Capital and Financing Lease Obligations

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed upon amount to be reimbursed from the developer. Emerging Issues Task Force (EITF) Issue No. 97-10 The Effect of Lessee Involvement in Asset Construction requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period. As a result, the Company has recorded $37,632,000 and $37,776,000 as financing lease obligations on its Consolidated Balance Sheets related to these types of projects as of April 3, 2003 and March 28, 2002, respectively.

        The Company's lenders issue letters of credit on behalf of the Company in the normal course of its business. The outstanding amount on these letters of credit was $14,731,000 as of April 3, 2003 with maturity dates ranging from June 2003 to December 2004.

NOTE 6—STOCKHOLDERS' EQUITY

        The Company has two classes of common stock outstanding which do not provide for different dividend rates or other preferences, other than voting rights, between the two classes of common stock.

Voting Rights

        The holders of Common Stock are entitled to one vote per share and, except for the election of directors, vote together as a single class with the holders of the Company's Class B Stock and holders of our Series A Convertible Preferred Stock who are entitled to vote their shares, on an as-converted basis, subject to the right to vote as a separate class as required by law and on certain charter amendments affecting the number of authorized shares of common stock or the par value or relative powers, preferences or special rights thereof.

        The holders of Class B Stock are entitled to ten votes per share and, except for the election of directors, vote together as a single class with the holders of Common Stock and holders of the Company's Series A Convertible Preferred Stock who are entitled to vote their shares, on an as-converted basis, subject to the right to vote as a separate class as required by law and on certain charter amendments affecting the number of authorized shares of Class B Stock or the par value or relative powers, preferences or special rights thereof.

        Under the Company's investment agreement with the initial purchasers of the Company's Preferred Stock, the Company cannot change the size of the Board of Directors, which presently has eight members, without the approval of the initial purchasers as long as they continue to own at least 117,500 shares of Preferred Stock. Also, so long as the initial purchasers continue to hold this and other preferred stock approval rights, the initial purchasers will have the right to elect three directors to the Company's Board of Directors. The remaining members of the board are elected by the holders of Common Stock and Class B stock. Under the Company's restated and amended certificate of incorporation, presently holders of Common Stock, voting separately as a class, have the right to elect two directors, and the holders of Common Stock and Class B Stock, voting together as a single class, with each share of Common Stock having one vote per share and each share of Class B Stock having ten votes per share, have the right to elect three directors. In the event that no shares of Class B Stock remain outstanding, the holders of Common Stock may elect all of the members of the Board of Directors to be elected by holders other than holders of Preferred Stock, with each share having one vote for such purpose. Holders of Common Stock and Class B Stock do not have cumulative voting rights in elections of directors.

        Upon transfer of shares of Series A Convertible Preferred Stock to a transferee that is not an affiliate of the initial purchasers, the transferee holder of Series A Convertible Preferred Stock is entitled to vote on an as-converted basis with the holders of the Company's Common Stock and Class B Stock on all matters except the election of directors and any matter reserved by law or the Company's restated and amended certificate of incorporation for consideration exclusively by the holders of Common Stock or Class B Stock. Holders of the Series A Convertible Preferred Stock also have the right to vote as a class on the creation, authorization or issuance of any class, series or shares of senior stock, parity stock or junior stock (if the junior stock may be redeemed at the option of the holders thereof prior to April 19, 2011) and on any adverse change to the preference, rights and powers of the Series A Convertible Preferred Stock.

        If an event of default with respect to the Company's Preferred Stock (as defined below) occurs and is not cured or waived within 45 days, then the holders of Preferred Stock will have the right to elect that number of directors that, when added to those directors already elected by the holders of Series A Convertible Preferred Stock, constitute a majority of the Board of Directors. An "event of default" is defined as (i) an event of default under the Company's credit facility, the note indentures or any other indebtedness in excess of $10 million, (ii) the Company's failure to pay cash dividends on the Preferred Stock when required under the terms thereof or (iii) the Company's violation of the provisions of the investment agreement relating to the preferred stock approval rights.

Equity Securities

        The authorized common stock of AMCE consists of two classes of stock: Common Stock (66 2/3¢ par value; 200,000,000 shares authorized) and Class B Stock (66 2/3¢ par value; 30,000,000 shares authorized). Holders of Class B Stock may elect to convert at any time on a share-for-share basis into Common Stock.

        The Company has authorized 10,000,000 shares of Preferred Stock (66 2/3¢ par value), of which 2,000,000 shares have been designated under the Company's Certificate of Designations as Series A Convertible Preferred Stock ("Series A Preferred") and 2,000,000 shares have been designated as Series B Exchangeable Preferred Stock ("Series B Preferred", and collectively with the Series A Preferred, the "Preferred Stock"). As of April 3, 2003, 280,107 Series A Preferred shares were issued and outstanding.

        On March 29, 2002, the Company acquired GC pursuant to a plan of reorganization sponsored by the Company for an estimated purchase price of $169,169,000 (net of $6,500,000 from the sale of GC's portfolio of venture capital investments on the effective date), which included the issuance of 2,430,429 shares of common stock, with an aggregate fair value of $33,151,000 based on a fair value of $13.64 per share (the closing price per share on the effective date of the plan).

        On March 19, 2002, the Company completed a public offering of 9,000,000 shares of Common Stock at a public offering price of $10.50 per share and granted the underwriters a 30 day option to purchase an additional 1,350,000 shares of Common Stock at $10.50 per share to cover over-allotments. On March 28, 2002, the underwriters exercised their option to purchase these shares. Net proceeds from the offering of the shares of Common Stock of $100,800,000 were used to fund the acquisition of GC and will be used to pursue the Company's current business strategy including acquisitions of other theatres and theatre circuits.

        On April 19, 2001, the Company issued 92,000 shares of Series A Preferred and 158,000 shares of Series B Preferred at a price of $1,000 per share. Net proceeds from the issuance of approximately $225,000,000 were used to repay borrowings under the Credit Facility. On September 13, 2001, all shares of Series B Preferred were exchanged for an equal number of shares of Series A Preferred. The Preferred Stock has preference in liquidation equal to the greater of $1,000 per share plus accrued and unpaid dividends, or the amount that would have been payable if the Preferred Stock were converted into Common Stock.

        The Series A Preferred is convertible at the option of the holder into shares of Common Stock at a conversion price of $7.15 per Common Stock share (as adjusted, the "Conversion Price") resulting in a current conversion rate of 139.86 shares of Common Stock for each share of Series A Preferred.

        Dividends on the Series A Preferred accumulate at an annual rate of 6.75% and are payable when, as and if declared by the Company's Board of Directors. Dividends on the Series A Preferred must be paid with additional Series A Preferred shares for the first three years from April 19, 2001. Between April 20, 2004 and April 19, 2008, dividends may be paid in either additional Series A Preferred shares or cash, at the Company's option, and must be paid in cash after April 19, 2008, unless prohibited by the Indentures for the Notes due 2009 and Notes due 2011, in which case such dividends are payable in additional Series A Preferred shares.

        Preferred Stock dividends paid in shares of Preferred Stock are recorded at their estimated fair value on the date of declaration. The carrying value of Series A Preferred is accreted to its redemption price (including any accrued and unpaid dividends) over ten years (the period from initial issuance until redemption first becomes available to the holder of the security) using the interest method. During fiscal 2003, the Company recorded dividends of 18,422 shares of Series A Preferred valued at $27,165,000. During fiscal 2002, the Company recorded dividends of 16,406 shares of Series A Preferred valued at $29,421,000.

        The holders of Series A Preferred shares are also entitled to a special dividend of additional Series A Preferred shares if a Change of Control (as defined in the Certificate of Designations) of the Company occurs prior to April 19, 2006 equal to the dividends that they would have received through April 19, 2006 if the Change of Control had not occurred. If dividends are paid on the Common Stock in any fiscal period, the holders of Series A Preferred shares are entitled to receive dividends on an "as converted" basis to the extent such dividends are greater than the Series A Preferred dividends otherwise payable in such fiscal period.

        The Preferred Stock may be redeemed in whole and not in part by the Company at the Company's option at any time after April 19, 2006 for cash equal to the liquidation preference, provided that the average Common Stock closing price for the 20 trading days preceding the notice of redemption exceeds 150% of the Conversion Price. The Series A Preferred must be redeemed by the Company at the option of a holder at any time after April 19, 2011 for cash or Common Stock, at the Company's option, at a price equal to the Series A Preferred liquidation preference.

        The initial purchasers of the Preferred Stock have the right to approve the payment of dividends on the Company's other capital stock.

        In addition, during the period that they are entitled to elect three Directors, the initial purchasers of the Company's Preferred Stock must approve certain corporate actions before the Company may take them. These Preferred Stock Approval Rights include but are not limited to, limitations on the Company's ability to:

  •
  amend the Company's restated and amended certificate of incorporation or bylaws;

  •
  create, authorize or issue any class, series or shares of capital stock;

  •
  merge, consolidate or consummate a similar transaction;

  •
  incur debt or amend or alter the material terms of any existing or future material senior debt; and

  •
  acquire or dispose of any material business or assets.

        In July 2001, the SEC issued a Staff Announcement which was codified as EITF Topic No. D-98. During fiscal 2002, the Company adopted Topic No. D-98 Classification and Measurement of Redeemable Securities. Topic No. D-98 provides additional guidance about determining when an equity security is redeemable at the option of the holder or upon the occurrence of an event that is solely within the control of the issuer. There was no impact to the Company's consolidated financial position, results of operations or cash flows as a result of adopting Topic No. D-98. The Company believes that adoption of Topic No. D-98 will not require a restatement of financial statements until such time, if ever, that (i) the holders of its Preferred Stock either (a) are entitled to elect a majority of the board of directors or (b) could convert a portion of their Preferred Stock into a sufficient number of shares of common stock to gain control of the board of directors and (ii) the Company's optional right to redeem the Preferred Stock is unconditional. Such circumstances do not presently exist and the Company believes should not exist prior to 2006, if ever.

        During fiscal 1999, the Company loaned one of its executive officers $5,625,000 to purchase 375,000 shares of Common Stock of the Company in a secondary offering. During fiscal 1999, the Company also loaned $3,765,000 to another of its executive officers to purchase 250,000 shares of Common Stock of the Company. The 250,000 shares were purchased in the open market and unused proceeds of $811,000 were repaid to the Company leaving a remaining unpaid principal balance of $2,954,000. The loans were unsecured and were due in August and September of 2003, respectively, could be prepaid in part or full without penalty and were represented by promissory notes which bore interest at a rate (6% per annum) at least equal to the applicable federal rate prescribed by Section 1274 (d) of the Internal Revenue Code in effect on the date of such loans, payable at maturity. Based on the recommendation of the Compensation Committee, on May 13, 2002 the Company's Board of Directors approved the forgiveness of $10,538,000 of principal and accrued interest on the loans to the two executive officers together with the payment of $8,712,000 of federal, state and payroll related taxes on behalf of the executive officers in connection with the loan forgiveness and recorded these amounts as general and administrative expense. Such loan forgiveness was effective as of June 6, 2002 pursuant to agreements between the Company and each of the executive officers in which the officers agreed not to sell shares of Common Stock purchased in fiscal 1999 with proceeds of the loans for 18 months.

Stock-Based Compensation

        In November 1994, AMCE adopted a stock option and incentive plan (the "1994 Plan"). This plan expired in fiscal 1999 except as to outstanding non-qualified stock options. The 1994 Plan provided that the option exercise price for stock options may not have been less than the fair market value of the stock at the date of grant and unexercised options expire no later than ten years after date of grant. Options issued under the 1994 Plan during fiscal 2000 vested 50% at issuance and 50% one year from issuance; options issued under the 1994 Plan during fiscal 1999 vested immediately; and all other options issued under the 1994 Plan vested two years from the date of issuance.

        In December 1999, AMCE adopted a stock option and incentive plan for Outside Directors (the "1999 Outside Directors Plan"). This plan expired in fiscal 2003 except as to outstanding awards, provided for a one-time grant to outside directors of non-qualified stock options and permitted directors to receive up to all of their annual cash retainer in options in lieu of cash. The 1999 Outside Directors Plan provided that the option exercise price for stock options be equal to the fair market value of the stock at the date of grant and unexercised options expire no later than ten years after date of grant. Options issued under the 1999 Outside Directors Plan during fiscal 2002 and 2001 vest one year from the date of issuance.

        In December 1999, AMCE adopted a stock option and incentive plan (the "1999 Plan"). This plan expired in fiscal 2003 except as to outstanding non-qualified stock options and grants of restricted stock awards. The 1999 Plan provided that the option exercise price for stock options may not be less than the fair market value of the stock at the date of grant and unexercised options expire no later than ten years after date of grant. Options issued under the 1999 Plan during fiscal 2003 and 2002 vest 50% one year from issuance and 50% two years from issuance.

        On May 13, 2002, the Company granted stock awards on 170,710 shares of Common Stock with a fair value of $2,593,000 which vest 50% one year from issuance and 50% two years from issuance. As of April 3, 2003, 8,570 of these shares were forfeited prior to vesting.

        On April 17, 2001, the Company granted stock awards on 133,200 shares of Common Stock with a fair value of $930,000 which vest 50% one year from issuance and 50% two years from issuance. As of April 3, 2003, 3,320 of these shares were forfeited prior to vesting. The Company recognized $2,105,000 and $442,000 of compensation expense during fiscal 2003 and 2002, respectively, related to stock awards.

        A summary of stock option activity under all plans is as follows:

	2003		2002		2001
	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	1,553,570	$12.34	1,174,120	$14.07	1,428,290	$15.41
Granted	452,980	15.19	387,350	6.97	61,330	2.38
Canceled	(24,090)	14.28	(7,900)	6.98	(315,500)	18.68
Exercised	(4,295)	6.98	—	—	—	—

Outstanding at end of year	1,978,165	$12.98	1,553,570	$12.34	1,174,120	$14.07

Exercisable at end of year	1,370,773	$13.05	1,174,120	$14.07	1,112,790	$14.72

Available for grant at end of year	—		1,649,430		2,169,980

        The following table summarizes information about stock options as of April 3, 2003:

	Outstanding Stock Options			Exercisable Stock Options
Range of Exercise Prices	Number of Shares	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$2.38	61,330	7.7 years	$2.38	61,330	$2.38
$6.74 to $6.98	372,485	8.0 years	6.97	196,653	6.95
$9.25 to $12.50	444,790	1.7 years	9.65	444,790	9.65
$14.50 to $20.75	1,077,060	7.1 years	16.75	645,500	17.80
$22.13 to $26.38	22,500	3.1 years	26.38	22,500	26.38

$2.38 to $26.38	1,978,165	6.0 years	$12.98	1,370,773	$13.05

NOTE 7—LOSS PER SHARE

        The following table sets forth the computation of basic and diluted loss from continuing operations per common share:

	2003	2002	2001
	(In thousands, except per share data)
Numerator:
Loss from continuing operations	$(19,218)	$(5,043)	$(89,056)
Dividends on Series A Preferred	27,165	29,421	—

Loss from continuing operations for common shares before assumed conversion of Series A Preferred	$(46,383)	$(34,464)	$(89,056)

Denominator:
Average common shares outstanding	36,296	23,692	23,469
Series A Preferred	—	—	—

Shares for basic earnings per common share	36,296	23,692	23,469
Stock options	—	—	—
Stock awards	—	—	—

Shares for diluted earnings per common share	36,296	23,692	23,469

Loss from continuing operations per common share	$(1.28)	$(1.45)	$(3.79)
Further dilution from applying the "two-class" method	—	—	—

Basic and diluted loss from continuing operations per common share	$(1.28)	$(1.45)	$(3.79)

        During 2003, 38,212,000 shares of Common Stock and $27,165,000 of dividends from the assumed conversion of Series A Preferred were excluded from the computation of diluted loss per common share because they were anti-dilutive. During 2002, 33,839,611 shares of Common Stock and $29,421,000 of dividends from the assumed conversion of Series A Preferred were excluded from the computation of diluted loss per common share because they were anti-dilutive.

        In 2003, 2002 and 2001, incremental shares from stock options and stock awards of 433,292, 370,490 and 9,999, respectively, were excluded from the computation of diluted earnings per share because they were anti-dilutive.

NOTE 8—INCOME TAXES

        Income tax provision reflected in the Consolidated Statements of Operations for the three years ended April 3, 2003 consists of the following components:

	2003	2002	2001
	In thousands)
Current:
Federal	$6,995	$(8,615)	$(3,685)
Foreign	—	—	—
State	3,591	189	(106)

Total current	10,586	(8,426)	(3,791)
Deferred:
Federal	(1,391)	12,132	(51,837)
Foreign	(8,178)	(3,140)	1,688
State	(517)	34	(2,710)

Total deferred	(10,086)	9,026	(52,859)

Total provision	500	600	(56,650)
Tax benefit of discontinued operations	700	1,500	—
Tax benefit of cumulative effect of accounting change	—	—	10,950

Total provision from continuing operations	$1,200	$2,100	$(45,700)

        The difference between the effective tax rate on loss from continuing operations before income taxes and the U.S. federal income tax statutory rate is as follows:

	2003	2002	2001
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	(5.5)	(1.5)	3.1
Valuation allowance	(7.0)	(19.8)	(3.9)
Deductible portion of GC Companies, Inc. purchase price	11.8	—	—
Special compensation	(34.0)	—	—
Preferred stock issuance expense	—	(11.3)	—
Other, net	(2.8)	(7.9)	(.6)

Effective tax rate	(2.5)%	(5.5)%	33.6%

        The significant components of deferred income tax assets and liabilities as of April 3, 2003 and March 28, 2002 are as follows:

	2003 Deferred Income Tax		2002 Deferred Income Tax
	Assets	Liabilities	Assets	Liabilities
	(In thousands)
Property	$46,324	$9,003	$42,050	$—
Capital lease obligations	5,544	—	5,905	—
Accrued reserves and liabilities	51,260	—	39,774	—
Deferred rents	40,127	—	17,579	—
Alternative minimum tax credit carryover	9,412	—	8,583	—
Net operating loss carryforward	33,264	—	23,875	—
Other	19,298	189	11,336	189

Total	205,229	9,192	149,102	189
Less: Valuation allowance	9,092	—	7,754	—

Net	196,137	9,192	141,348	189
Less: Current deferred income taxes	15,793	—	14,044	—

Total noncurrent deferred income taxes	$180,344	$9,192	$127,304	$189

Net noncurrent deferred income taxes	$171,152		$127,115

        The Company's foreign subsidiaries have net operating loss carryforwards in Spain, Japan and the United Kingdom aggregating $39,957,000, $17,269,000 of which may be carried forward indefinitely and the balance of which expires from 2008 through 2013. The Company's federal income tax loss carryforward of $88,603,000 expires in 2020 and 2021 and will be limited to approximately $20,500,000 annually due to the sale of Preferred Stock and the acquisition of GC. The Company's state income tax loss carryforwards of $61,879,000 may be used over various periods ranging from five to 20 years.

        The Company's foreign subsidiaries had losses before income taxes of $27,729,000, $16,801,000 and $6,439,000 during fiscal 2003, 2002 and 2001, respectively.

        As of April 3, 2003, management believed it was more likely than not that certain deferred tax assets related to state and foreign tax net operating loss carryforwards would not be realized due to uncertainties as to the timing and amounts of future taxable income. Accordingly a valuation allowance of $9,092,000 was established.

        The Company had recorded a valuation allowance of $9,092,000, $7,754,000, $5,561,000 and $330,000 as of April 3, 2003, March 28, 2002, March 29, 2001 and March 30, 2000, respectively. All changes to the valuation allowance were recorded in the income tax provision.

        Management believes it is more likely than not that the Company will generate future taxable income to realize its recorded deferred tax assets. However, the amount of the deferred tax asset considered realizable could be reduced in the future if estimates of future taxable income during the carryforward period are reduced.

NOTE 9—LEASES

        The majority of the Company's operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from 10 to 25 years, with certain leases containing options to extend the leases for up to an additional 20 years (see Note 15—Related Party Transactions). The leases provide for fixed rentals and/or rentals based on revenues with a guaranteed minimum. The majority of the leases provide that the Company will pay all, or substantially all, taxes, maintenance, insurance and certain other operating expenses. Assets held under capital lease obligations are included in property.

        Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancelable terms in excess of one year and provisions to repurchase certain theatre equipment and leasehold improvements as of April 3, 2003:

	Minimum operating lease payments	FF&E and Leasehold Repurchase Provisions	Total
	(In thousands)
2004	$283,770	$—	$283,770
2005	279,897	25,292	305,189
2006	277,434	5,000	282,434
2007	275,234	—	275,234
2008	272,231	—	272,231
Thereafter	2,561,108	—	2,561,108

Total minimum payments required	$3,949,674	$30,292	$3,979,966

        The Company has also entered into agreements to lease space for the operation of theatres not yet fully constructed. The future minimum rental payments required under the terms of these leases included above total approximately $152,000,000.

        The Company records rent expense on a straight-line basis over the term of the lease. Included in long-term liabilities as of April 3, 2003 and March 28, 2002 is $111,657,000 and $52,988,000, respectively, of deferred rent representing pro rata future minimum rental payments for leases with scheduled rent increases and unfavorable lease liabilities acquired from GC. Rent expense is summarized as follows:

	2003	2002	2001
	(In thousands)
Minimum rentals	$263,025	$206,510	$197,754
Common area expenses	29,601	20,760	19,200
Percentage rentals based on revenues	5,034	3,166	2,592
Furniture, fixtures and equipment rentals	8,758	9,032	12,407

	$306,418	$239,468	$231,953

NOTE 10—EMPLOYEE BENEFIT PLANS

        The Company sponsors a non-contributory qualified defined benefit pension plan generally covering all employees age 21 or older who have completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year ending thereafter, and who are not covered by a collective bargaining agreement.

        Under the plan, benefits are integrated with Social Security and paid to participants at retirement based primarily upon years of credited service with the Company (not exceeding thirty-five) and the employee's highest five year average compensation. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets are invested in pooled separate accounts with an insurance company pursuant to which the plan's benefits are paid to retired and terminated employees and the beneficiaries of deceased employees. The Company also sponsors two non-contributory nonqualified deferred compensation plans which provide additional pension benefits to certain eligible employees.

        The Company currently offers eligible retirees the opportunity to participate in a health plan (medical and dental) and a life insurance plan. Employees may become eligible for these benefits at retirement provided the employee is at least age 55 and has at least 15 years of credited service after age 40. The health plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory. The accounting for the health plan currently anticipates future modifications to the cost-sharing provisions to provide for retiree premium contributions of approximately 20% of total premiums, increases in deductibles and co-insurance at the medical inflation rate and coordination with Medicare. The retiree health plan is not funded. The Company is amortizing the transition obligation on the straight-line method over a period of 20 years.

        During fiscal 2003, the Company acquired GC including its defined benefit pension plan (See Note 2—Acquisition). The fair value of plan assets acquired was $21,488,000 and the benefit obligation assumed was $15,550,000.

        During fiscal 2003, the Company recorded postretirement obligations of $6,676,000 related to the GC acquisition.

        Net periodic benefit cost for the three plans consists of the following:

	Pension Benefits			Other Benefits
	2003	2002	2001	2003	2002	2001
	(In thousands)
Components of net periodic benefit cost:
Service cost	$2,027	$1,557	$1,346	$406	$295	$315
Interest cost	3,124	1,862	1,655	887	370	357
Expected return on plan assets	(3,263)	(1,264)	(1,351)	—	—	—
Recognized net actuarial (gain) loss	23	(52)	(387)	—	—	—
Amortization of unrecognized transition obligation	182	176	176	50	50	50
Amortization of prior service cost	90	55	55	—	—	—

Net periodic benefit cost	$2,183	$2,334	$1,494	$1,343	$715	$722

        The following tables set forth the plans' change in benefit obligations and plan assets and the accrued liability for benefit costs included in the Consolidated Balance Sheets for the years ended April 3, 2003 and March 28, 2002:

	Pension Benefits		Other Benefits
	2003	2002	2003	2002
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$28,689	$25,758	$5,076	$4,527
Benefit obligation related to acquisition of GC	15,550	—	6,676	—
Service cost	2,027	1,557	406	295
Interest cost	3,124	1,862	887	370
Plan participants' contributions	—	—	106	23
Actuarial (gain) loss	8,009	(742)	6,240	(47)
Benefits paid	(2,246)	(305)	(464)	(92)
Other	(856)	559	260	—

Benefit obligation at end of year	$54,297	$28,689	$19,187	$5,076

	Pension Benefits		Other Benefits
	2003	2002	2003	2002
	(In thousands)
Change in plan assets:
Fair value of plan assets at beginning of year	$16,195	$16,157	$—	$—
Fair value of plan assets related to acquisition of GC Companies, Inc.	21,488	—	—	—
Actual return on plan assets	(3,621)	343	—	—
Employer contribution	2,435	—	358	69
Plan participants' contributions	—	—	106	23
Benefits paid	(2,246)	(305)	(464)	(92)

Fair value of plan assets at end of year	$34,251	$16,195	$—	$—

Net liability for benefit cost:
Funded status	$(20,046)	$(12,494)	$(19,187)	$(5,076)
Unrecognized net actuarial (gain) loss	11,702	(2,369)	6,076	(203)
Unrecognized transition obligation	399	529	397	447
Unrecognized prior service cost	891	1,088	260	—

Net liability recognized	$(7,054)	$(13,246)	$(12,454)	$(4,832)

	Pension Benefits		Other Benefits
	2003	2002	2003	2002
	(In thousands)
Amounts recognized in the balance sheet:
Accrued benefit liability	$(8,005)	$(13,558)	$(12,454)	$(4,832)
Accumulated other comprehensive income	501	—	—	—
Intangible asset	450	312	—	—

Net liability recognized	$(7,054)	$(13,246)	$(12,454)	$(4,832)

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the one qualified and two nonqualified pension plans with accumulated benefit obligations in excess of plan assets were $54,297,000, $38,585,000 and $34,251,000, respectively, as of April 3, 2003; and $28,689,000, $19,290,000 and $16,195,000, respectively, as of March 28, 2002.

	Pension Benefits
	2003	2002
	(In thousands)
Plan asset information:
Government Securities	$1,558	$1,043
Bond and Mortgage	7,774	3,922
Real Estate	2,723	—
Large Company Equity	13,947	7,272
Small Company Equity	3,394	1,827
International Equity	3,825	2,131
Preferred Securities	1,030	—

Fair value of plan assets	$34,251	$16,195

        The assumptions used in computing the preceding information are as follows:

	Pension Benefits			Other Benefits
	2003	2002	2001	2003	2002	2001
Weighted-average assumptions:
Discount rate	6.75%	7.25%	7.25%	6.75%	7.50%	7.75%
Expected return on plan assets	8.50%	8.50%	8.50%	—	—	—
Rate of compensation increase	5.97%	6.00%	6.00%	6.50%	6.50%	6.50%

        For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 2003 was 12.0% for medical and 4.0% for dental. The rates were assumed to decrease gradually to 5.0% for medical in 2009 and 3.0% for dental in 2013 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of April 3, 2003 by $1,581,000 and the aggregate of the service and interest cost components of postretirement expense for fiscal 2003 by $288,000. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement expense for fiscal 2003 by $1,060,000 and the aggregate service and interest cost components of postretirement expense for fiscal 2003 by $233,000.

        The Company sponsors a voluntary 401(k) savings plan covering eligible employees after one year of service and age 21. From the inception of the savings plan and until December 31, 2001, the Company matched 50% of each eligible employee's elective contributions up to 6% of the employee's pay (i.e., a maximum match of 3%). Effective January 1, 2002, the Company began matching 100% of each eligible employee's elective contributions up to 3% of the employee's compensation and 50% of each eligible employee's elective contributions on the next 2% of the employees pay. The Company's expense under the 401(k) savings plan was $2,007,000, $1,591,000 and $1,362,000 for fiscal 2003, 2002 and 2001, respectively.

NOTE 11—COMMITMENTS AND CONTINGENCIES

        The Company's on-screen advertising subsidiary (NCN) operates its advertising program through agreements with theatre circuits. These circuit agreements stipulate the amount of circuit payments a theatre will receive for running on-screen slides, on-film programs and other related in-theatre products and services. The Company's circuit agreements have terms of 1 to 5 years, with an annual cancellation provision included in select agreements. Certain circuits have agreements requiring an annual minimum exhibitor share payment. The Company recognizes the minimum exhibitor share payments as an expense on a straight line basis over the terms of the agreements. NCN's total future exhibitor share commitment as of April 3, 2003, totals $20,538,000, which will be paid over the next 3 years.

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. (No. 99-01034 FMC (SHx), filed in the United States District Court for the Central District of California). On January 29, 1999 the Department of Justice (the "Department") filed suit alleging that the Company's stadium-style theaters violate the ADA and related regulations. The Department alleges that the Company failed to provide persons in wheelchairs seating arrangements with lines of sight comparable to the general public. The Department alleges various non-line of sight violations as well. The Department seeks declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        On November 20, 2002 the trial court entered summary judgment in favor of the Department on the line of sight aspects of the case. The trial court ruled that wheelchair spaces located solely on the sloped floor portion of the stadium-style auditoriums fail to provide lines of sight comparable to the general public. The trial court did not address specific changes which might be required of the Company's existing stadium-style auditoriums, holding that per se rules are simply not possible because the requirements of comparable lines of sight will vary based on theatre layout. The Company filed a request for interlocutory appeal on January 23, 2003. The trial court denied the Company's request but postponed any further line of sight proceedings pending the Ninth Circuit Court of Appeals' ruling in a case with similar facts and issues, Oregon Paralyzed Veterans of America v. Regal Cinemas, Inc. In Regal, the Oregon District Court held that the exhibitor had provided comparable lines of sight to its wheelchair-bound patrons. A decision from the Ninth Circuit is expected in the next few months.

        On January 21, 2003, the trial court entered summary judgment in favor of the Department on non-line of sight aspects of the case, which involve such matters as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. In its non-line of sight decision, the trial court concluded that the Company has violated numerous sections of the ADA and engaged in a pattern and practice of violating the ADA. As was the case with its line of sight decision, the trial court's non-line of sight decision did not address specific changes that the Company might be required to make, reserving this for the remedies stage of the litigation. The Company is engaged in settlement discussions with the Department for the non-line of sight issues in this case.

        Weaver v. AMC Entertainment Inc.    (No. 310364, filed March 2000 in Superior Court of California, San Francisco County) and Geller v. AMC Entertainment Inc. (No. RCV047566, filed May 2000 in Superior Court of California, San Bernardino County). The Company is the defendant in these two coordinated class-action cases now pending in California before the San Francisco County Superior Court. Plaintiffs allege that AMC sold discount tickets and Gifts of Entertainment in violation of California law making it "unlawful for any person or entity to sell a gift certificate to a purchaser containing an expiration date." In both cases, plaintiffs allege unfair competition and seek injunctive relief. Geller seeks restitution of all expired "gift certificates" purchased in California since January 1, 1997 and not redeemed. Weaver seeks disgorgement of all revenues and profits obtained since January 1997 from sales of "gift certificates" containing an expiration date, as well as actual and punitive damages.

        In May 2001, following a special trial on the issue, the court ruled that the Company's Gifts of Entertainment and discount tickets are "gift certificates." Subsequently, the court certified a plaintiff class consisting of holders of Gifts of Entertainment or discount tickets which did not contain expiration dates or disclaimers. On April 28, 2003, the parties entered a settlement agreement providing for payment of approximately $600,000 in cash and $900,000 in Gifts of Entertainment. The Company has recorded a liability for the settlement as of April 3, 2003. The settlement agreement received preliminary court approval in accordance with California procedures on June 19, 2003. At the preliminary hearing the court held that the settlement was within the range of possible approval. The court will finally determine the fairness and adequacy of the settlement at a hearing on December 3, 2003. The class members will be notified of the hearing and have an opportunity to attend and state their objections.

NOTE 12—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

        The Company has provided reserves for estimated losses from theatres which have been closed and from discontinuing the operation of fast food and other restaurants operated adjacent to certain of the Company's theatres. During fiscal 2003, the Company discontinued operation of 16 North American theatres with 105 screens and six of the existing 20 screens at a theatre in France. As of April 3, 2003, the Company has reserved $22,499,000 for lease terminations which have either not been consummated or paid related primarily to 3 of these North American theatres with 23 screens, 11 North American theatres with 73 screens closed in prior years, the closure of six screens in France and vacant restaurant space. The Company is obligated under long-term lease commitments with remaining terms of up to 17 years for theatres which have been closed. As of April 3, 2003, base rents aggregated approximately $7,649,000 annually and $31,601,000 over the remaining terms of the leases. A rollforward of reserves for theatre and other closure and the discontinuing operation of fast food restaurants is as follows:

	2003	2002	2001
	(In thousands)
Beginning Balance	$24,140	$32,092	$18,019
Theatre and other closure expense	5,416	2,124	24,169
Interest expense	3,656	4,617	4,224
General and administrative expense	99	125	400
Gain on capital lease termination	—	(1,682)	—
Payments	(11,570)	(19,373)	(23,600)
Transfer of deferred rent and capital lease obligations	758	6,237	8,880

Ending balance	$22,499	$24,140	$32,092

        Theatre and other closure reserves for leases that have not been terminated are recorded at the present value of the future contractual commitments for the base rents, taxes and maintenance.

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value.

        The carrying value of cash and equivalents approximates fair value because of the short duration of those instruments. The fair value of publicly held corporate borrowings was based upon quoted market prices. For other corporate borrowings, the fair value was based upon rates available to the Company from bank loan agreements or rates based upon the estimated premium over U.S. treasury notes with similar average maturities. The fair values of Employee Notes for Common Stock purchases are based upon rates of publicly traded corporate debt with similar interest rates and maturities.

        The estimated fair values of the Company's financial instruments are as follows:

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Financial assets:
Cash and equivalents	$244,412	$244,412	$219,432	$219,432
Employee Notes for Common Stock purchases	—	—	10,430	10,430
Financial liabilities:
Cash overdrafts	$39,076	$39,076	$31,751	$31,751
Corporate borrowings	668,661	676,744	596,540	595,500

NOTE 14—OPERATING SEGMENTS

        The Company has identified three reportable segments around differences in products and services and geographical areas. North American and International theatrical exhibition operations are identified as separate segments based on dissimilarities in international markets from North America. NCN and other is identified as a separate segment due to differences in products and services offered.

        The Company evaluates the performance of its segments and allocates resources based on several factors, of which the primary measure is Adjusted EBITDA. The Company evaluates Adjusted EBITDA generated by its segments in a number of manners, of which the primary measure is a comparison of segment Adjusted EBITDA to segment property, intangibles and goodwill.

        The Company's segments follow the same accounting policies as discussed in Note 1 to the Consolidated Financial Statements.

        Information about the Company's operations by operating segment is as follows:

Revenues (In thousands)	2003	2002	2001
North American theatrical exhibition	$1,628,140	$1,202,441	$1,093,560
International theatrical exhibition	101,242	93,678	78,113
NCN and other	55,693	41,768	43,457

Total revenues	$1,785,075	$1,337,887	$1,215,130

Segment Adjusted EBITDA (In thousands)	2003	2002	2001
North American theatrical exhibition	$278,604	$202,804	$171,697
International theatrical exhibition	(3,654)	1,658	(6,198)
NCN and other	3,249	(3,496)	847

Total segment Adjusted EBITDA	$278,199	$200,966	$166,346

Long-term Assets (In thousands)	2003	2002	2001
North American theatrical exhibition	$1,372,974	$1,197,379	$1,088,773
International theatrical exhibition	132,834	95,316	86,600
NCN and other	22,148	14,755	13,888

Total segment property	1,527,956	1,307,450	1,189,261
Construction in progress	69,968	36,774	58,858
Corporate	45,609	44,170	29,536

Total long-term assets(2)	$1,643,533	$1,388,394	$1,277,655

Additions to long-term assets, net of acquisitions (In thousands)	2003	2002	2001
North American theatrical exhibition	$63,473	$65,251	$52,685
International theatrical exhibition	23,029	15,880	12,275
NCN and other	8,423	1,765	2,410

Total segment capital expenditures	94,925	82,896	67,370
Construction in progress	44,752	36,774	42,068
Corporate	6,893	14,953	11,443

Total additions to long-term assets, net of acquisitions(3)	$146,570	$134,623	$120,881

        A reconciliation of loss from continuing operations before income taxes to segment Adjusted EBITDA is as follows:

	2003	2002	2001
	(In thousands)
Loss from continuing operations before income taxes	$(18,018)	$(2,943)	$(134,756)
Plus:
Interest expense	77,800	60,760	77,000
Depreciation and amortization	126,994	99,022	105,184
Impairment of long-lived assets	19,563	—	68,776
Preopening expense	3,227	4,363	3,303
Theatre and other closure expense	5,416	2,124	24,169
Gain on disposition of assets	(1,385)	(1,821)	(664)
Investment income	(3,502)	(2,073)	(1,728)
Other	—	3,754	(7,379)
General and administrative expense—unallocated:
Stock-based compensation	2,011	442	—
Other(1)	66,093	37,338	32,441

Total segment Adjusted EBITDA	$278,199	$200,966	$166,346

        Information about the Company's revenues and assets by geographic area is as follows:

Revenues (In thousands)	2003	2002	2001
United States	$1,640,278	$1,207,182	$1,111,267
Canada	43,555	37,027	25,750
Japan	51,476	54,324	42,945
China (Hong Kong)	8,868	10,559	9,996
Portugal	9,744	8,152	7,788
Spain	25,063	17,082	14,132
France	3,681	3,388	3,252
United Kingdom	2,410	173	—

Total revenues	$1,785,075	$1,337,887	$1,215,130

Long-term assets (In thousands)	2003	2002	2001
United States	$1,427,216	$1,226,182	$1,124,708
Canada	69,535	64,012	59,326
Japan	35,015	30,336	32,850
China (Hong Kong)	11,269	11,217	11,104
Portugal	13,183	10,770	10,795
Spain	53,940	27,101	25,158
France	7,143	5,793	5,991
Sweden	6,596	5,572	4,773
United Kingdom	19,636	7,411	2,950

Total long-term assets	$1,643,533	$1,388,394	$1,277,655

(1)
Fiscal 2003 includes $19,250,000 of special compensation expense.

(2)
Long-term assets are comprised of land, buildings and improvements, leasehold improvements, furniture, fixtures and equipment, intangibles and goodwill.

(3)
See Note 2 Acquisitions for additions to property, intangibles and goodwill resulting from acquisitions, all of which are included in the North American theatrical exhibition segment.

NOTE 15—RELATED PARTY TRANSACTIONS

        Prior to his resignation on October 30, 2002 as successor co-trustee with shared voting powers over shares held in the Durwood Voting Trust (the "Voting Trust"), Mr. Raymond F. Beagle, Jr. may be deemed to have been a related party to the Company. He became successor co-trustee on July 14, 1999 as a result of the death of Stanley H. Durwood.

        Mr. Beagle provided legal services to the Company for more than 30 years and served as general counsel under a series of retainer agreements dating back to 1986. In these agreements, the Company agreed to pay Mr. Beagle an annual retainer and to make deferred compensation payments to him over a period of years. In 1997, Mr. Beagle's retainer agreement was amended to provide for the deferral of any annual bonus paid to him, which amount was added to his deferred compensation account. The Company also agreed to annually credit Mr. Beagle's deferred compensation account with interest in an amount equal to the prime rate plus 1%. In 1997, the Company also determined to fund its deferred payment obligations to Mr. Beagle through the creation of a rabbi trust, the assets of which remain subject to the claims of the Company's creditors in the event of its insolvency. When Mr. Beagle became a voting trustee of the Durwood Voting Trust in 1999, the amount of his deferred compensation account was approximately $2,400,000. Mr. Beagle retired as General Counsel on March 31, 2003, at which time the amount of his deferred compensation account was approximately $3,800,000.

        Amounts paid by the Company to Mr. Beagle as a retainer for serving as General Counsel were $450,000 in fiscal 2003, $400,000 in fiscal 2002 and $360,000 in fiscal 2001. Deferred bonuses awarded to Mr. Beagle, which awards were made in the first quarter of each fiscal year, were $350,000 in fiscal 2003, $150,000 in fiscal 2002 and $75,000 in fiscal 2001.

        Lathrop & Gage L.C., a law firm of which Mr. Beagle is a member, renders legal services to the Company and its subsidiaries. The Company paid Lathrop & Gage L.C. $6,872,000 for its services in fiscal 2003, $4,058,000 in fiscal 2002 and $3,252,000 in fiscal 2001.

        During fiscal 2003, the Company reimbursed the initial purchasers of Preferred Stock approximately $650,000 for expenses related to the acquisitions of GC Companies, Inc. and Gulf States Theatres, the issuance of the Notes due 2012 and the issuance of Common Stock and other business matters related to the Company. During fiscal 2002, the Company reimbursed the initial purchasers of Preferred Stock $3,754,000 for their issuance costs related to the Preferred Stock offering. The Company has recorded a liability for payments to the initial purchasers of Preferred Stock of $0 as of April 3, 2003 and $600,000 as of March 28, 2002.

        The Company leases certain of its theatres from Entertainment Properties Trust ("EPT"). The Chairman of the Board, Chief Executive Officer and President of AMCE was also the Chairman of the Board of Trustees of EPT until May of 2003 at which time his term expired and he did not stand for reelection to the Board of Trustees of EPT. Payments to EPT for rent were approximately $61,000,000, $52,000,000 and $49,000,000 in fiscal 2003, 2002 and 2001, respectively.

        In connection with the acquisition of GST, the Company entered into leases with EPT for the real estate assets associated with the five theatres with EPT, for a term of 20 years. Of the $45,772,000 purchase price, approximately $5,800,000 was paid to EPT for specified non-real estate assets which EPT acquired from GST and resold to the Company at cost.

        During fiscal 2003, the Company sold the real estate assets associated with 2 theatres to EPT for an aggregate purchase price of $43,665,000 (the "Sale and Lease Back Transaction") and then leased the real estate assets associated with the theatres from EPT pursuant to non-cancelable operating leases with terms of 20 years at an initial lease rate of 11% with options to extend for up to an additional 15 years. The leases are triple net leases that require the Company to pay substantially all expenses associated with the operation of the theatres, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. The Company has accounted for these transactions as sale and leasebacks in accordance with Statement of Financial Accounting Standards No. 98 Accounting for Leases. During fiscal 2002, the Company sold the land at one theatre to EPT for proceeds of $7,500,000 under terms similar to the above Sale and Leaseback Transaction and at an initial lease rate of 10.75%.

NOTE 16—DISCONTINUED OPERATIONS

        On December 4, 2003, the Company sold its only theatre in Sweden and incurred a loss on sale of $5,591,000 which included a $5,252,000 payment to the purchaser to release the Company from future lease obligations related to the theatre. The Company opened its theatre in Sweden during fiscal 2001 and since that time the Company has incurred pre-tax losses of $17,210,000, including a $4,668,000 impairment charge in fiscal 2002 and a $5,591,000 loss on sale in fiscal 2004.

        The operations and cash flows of the Sweden theatre have been eliminated from the Company's ongoing operations as a result of the disposal transaction and the Company does not have any significant continuing involvement in the operations of the Sweden theatre after the disposal transaction. The results of operations of the Sweden theatre have been classified as discontinued operations, and information presented for all periods reflects the new classification. The operations of the Sweden theatre were previously reported in the Company's International operating segment.

Components of amounts reflected as loss from discontinued operations in the Company's Consolidated Statements of Operations are presented in the following table:

Statements of operations data

	2003	2002	2001
	(In thousands)
Revenues
Admissions	$4,879	$3,526	$549
Concessions	1,388	935	152
Other theatre	228	184	26

Total revenues	6,495	4,645	727
Expense
Film exhibition costs	2,434	1,778	276
Concession costs	457	345	41
Theatre operating expense	2,707	2,603	456
Rent	2,512	2,470	385
General and administrative expense—other	150	18	58
Preopening expense	—	(18)	505
Depreciation and amortization	26	720	76
Impairment of long-lived assets(1)	—	4,668	—

Total costs and expenses	8,286	12,584	1,797
Investment income	7	14	—

Loss before income taxes	(1,784)	(7,925)	(1,070)
Income tax benefit	(700)	(1,500)	—

Loss from discontinued operations	$(1,084)	$(6,425)	$(1,070)

(1)
During fiscal 2002, the Company recognized a non-cash impairment loss of $4,668,000 on property, on its theatre in Sweden with 18 screens. The estimated future cash flows of this theatre, undiscounted and without interest charges, was less than the carrying value of the theatre assets.

        Amounts for the Sweden theatre included in the Company's Consolidated Balance Sheets are presented in the following table:

Balance sheet data:

	2003	2002
	(In thousands)
Current assets	$661	$608
Property, net	54	54
Current liabilities	(1,078)	(1,387)

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS BY QUARTER (UNAUDITED)

									Fiscal Year(1)
	June 27, 2002(3)	June 28, 2001(3)	Sept. 26, 2002(3)	Sept. 27, 2001(3)	Dec. 26, 2002(3)	Dec. 27, 2001(3)	April 3, 2003(2)(3)	March 28, 2002(3)
									2003	2002
	(In thousands, except per share amounts)
Admissions	$308,606	$202,594	$306,095	$254,036	$290,756	$211,421	$306,747	$229,989	$1,212,204	$898,040
Concessions	125,930	84,724	119,807	99,911	109,585	83,188	113,256	90,284	468,578	358,107
Other theatre	12,709	13,160	10,467	10,849	13,403	8,300	12,021	7,663	48,600	39,972
NCN and other	13,234	8,531	13,214	11,358	16,836	12,582	12,409	9,297	55,693	41,768

Total revenues	460,479	309,009	449,583	376,154	430,580	315,491	444,433	337,233	1,785,075	1,337,887
Film exhibition costs	174,284	109,913	168,739	141,509	157,788	114,511	160,171	119,866	660,982	485,799
Concession costs	15,912	9,841	13,546	12,328	12,370	9,030	13,084	11,002	54,912	42,201
Theatre operating expense	109,374	79,848	110,884	85,733	105,782	79,634	112,565	84,083	438,605	329,298
Rent	73,288	58,164	73,734	58,628	74,708	58,093	78,203	59,474	299,933	234,359
NCN and other	12,491	10,740	11,861	11,717	14,017	11,845	14,075	10,962	52,444	45,264
General and administrative expense:
Stock-based compensation	509	98	503	114	504	115	495	115	2,011	442
Other	31,781	7,684	9,646	8,780	10,554	8,550	14,112	12,324	66,093	37,338
Preopening expense	797	1,261	451	536	1,630	2,181	349	385	3,227	4,363
Theatre and other closure expense	(229)	76	1,459	12	4,066	1,736	120	300	5,416	2,124
Depreciation and amortization	29,429	23,143	31,980	24,102	31,830	26,095	33,755	25,682	126,994	99,022
Impairment of long-lived assets	—	—	—	—	—	—	19,563	—	19,563	—
(Gain) loss on disposition of assets	(186)	159	(1,236)	(2,001)	390	16	(353)	5	(1,385)	(1,821)

Total costs and expenses	447,450	300,927	421,567	341,458	413,639	311,806	446,139	324,198	1,728,795	1,278,389
Other expense (income)	—	3,754	—	—	—	—	—	—	—	3,754
Interest expense	19,467	15,413	19,321	14,297	18,120	13,990	20,892	17,060	77,800	60,760
Investment income	1,002	282	783	299	738	262	979	1,230	3,502	2,073

Total other expense	18,465	18,885	18,538	13,998	17,382	13,728	19,913	15,830	74,298	62,441

Earnings (loss) from continuing operations before income taxes	(5,436)	(10,803)	9,478	20,698	(441)	(10,043)	(21,619)	(2,795)	(18,018)	(2,943)
Income tax provision	(4,950)	—	12,050	1,400	(1,900)	(1,800)	(4,000)	2,500	1,200	2,100

Net earnings (loss) from continuing operations	$(486)	$(10,803)	$(2,572)	$19,298	$1,459	$(8,243)	$(17,619)	$(5,295)	$(19,218)	$(5,043)

Loss from discontinued operations, net of income tax benefit	(389)	(1,079)	(209)	(289)	(128)	(757)	(358)	(4,300)	(1,084)	(6,425)

Net loss	(875)	(11,882)	(2,781)	19,009	1,331	(9,000)	(17,977)	(9,595)	(20,302)	(11,468)

Less: Preferred dividends	9,419	2,398	5,228	10,399	6,250	7,790	6,268	8,834	27,165	29,421

Net earnings (loss) for shares of common stock	$(10,294)	$(14,280)	$(8,009)	$8,610	$(4,919)	$(16,790)	$(24,245)	$(18,429)	$(47,467)	$(40,889)

Basic and diluted earnings (loss) per share of common stock:
Earnings (loss) from continuing operations	$(0.27)	$(0.56)	$(0.21)	$.22	$(0.13)	$(0.68)	$(0.66)	$(0.58)	$(1.28)	$(1.45)

Loss from discontinued operations	$(0.01)	$(0.05)	$(0.01)	$—	$(0.01)	$(0.04)	$(0.01)	$(0.18)	$(0.03)	$(0.28)

Earnings (loss) per share	$(0.28)	$(0.61)	$(0.22)	$.22	$(0.14)	$(0.72)	$(0.67)	$(0.76)	$(1.31)	$(1.73)

(1)
Fiscal 2003 includes 53 weeks and fiscal 2002 includes 52 weeks.

(2)
The fourth quarter of fiscal 2003 includes 14 weeks. All other quarters include 13 weeks.

(3)
Amounts previously reported in Form 10-Q for fiscal years 2003 and 2002 have been retroactively restated to reflect the reclassification of the results of operations for certain assets which we sold on December 4, 2003 that meet the criteria for discontinued operations and other reclassifications to conform to our Form 10-Q for the period ended January 1, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT INC.
Date: February 13, 2004	/s/ CRAIG R. RAMSEY Craig R. Ramsey Executive Vice President and Chief Financial Officer

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TABLE OF CONTENTS
  Item 5. Other Events.
  Item 7. Financial Statements and Exhibits
AMC Entertainment Inc. CONSOLIDATED STATEMENTS OF OPERATIONS
AMC Entertainment Inc. CONSOLIDATED BALANCE SHEETS
AMC Entertainment Inc. CONSOLIDATED STATEMENTS OF CASH FLOWS
AMC Entertainment Inc. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
AMC Entertainment Inc. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years Ended April 3, 2003, March 28, 2002 and March 29, 2001
AMC Entertainment Inc. CONSOLIDATED STATEMENTS OF OPERATIONS BY QUARTER (UNAUDITED)
SIGNATURES